UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

Five Below, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Five Below, Inc.

701 Market Street

Suite 300

Philadelphia, PA 19106

Dear Fellow Shareholder:

It is my pleasure to invite you to attend the Annual Meeting of Shareholders of Five Below, Inc. at 9:00 a.m. Eastern Daylight Time on Tuesday, June 15, 2021.

The Annual Meeting will be held as a virtual meeting via live audio webcast. We believe that a virtual meeting will provide meaningful shareholder access and participation and also protect the health and safety of our shareholders, employees, and other stakeholders.

To attend and participate in the Annual Shareholder Meeting, shareholders must register in advance at https://viewproxy.com/fivebelow/2021/ prior to the deadline of 11:59 pm EDT on June 10, 2021. Upon completing registration, eligible participants will receive further instructions via email, including unique links that will allow such eligible participants to access the meeting.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement.

At this year’s Annual Meeting, you will be asked to elect as directors the four nominees named in the attached Proxy Statement, ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022 and cast an advisory (non-binding) vote approving the Company’s named executive officer compensation.

Your vote is important. Please mark, sign, date, and return the accompanying proxy card or voting instruction form in the postage-paid envelope or instruct us by telephone or via the internet as to how you would like your shares voted. Instructions are included on the proxy card and voting instruction form.

Sincerely,

Thomas G. Vellios
Chairman of the Board

Philadelphia, Pennsylvania

May 6, 2021

Notice of Annual Meeting of Shareholders

To Be Held on June 15, 2021

9:00 a.m. Eastern Daylight Time

To the Shareholders of Five Below, Inc.:

Notice is hereby given that the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Five Below, Inc. (the “Company”) will be held as a virtual meeting via live audio webcast:

1. To elect four Class III directors to hold office until the 2024 annual meeting of shareholders and until their respective successors have been duly elected and qualified;

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 29, 2022;

3. To hold an advisory (non-binding) vote to approve the Company’s named executive officer compensation; and

4. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

To attend and participate in the Annual Shareholder Meeting, shareholders must register in advance at https://viewproxy.com/fivebelow/2021/ prior to the deadline of 11:59 pm EDT on June 10, 2021. Upon completing registration, eligible participants will receive further instructions via email, including unique links that will allow such eligible participants to access the meeting.

The board of directors has fixed the close of business on April 20, 2021 as the record date for the determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card, or if you prefer, please follow the instructions on the enclosed proxy card for voting by internet or by telephone, whether or not you plan to attend the meeting in person.

By order of the board of directors,

Ronald J. Masciantonio
Secretary

Philadelphia, Pennsylvania

May 6, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 15, 2021:

Our official Notice of Annual Meeting of Shareholders, Proxy Statement and 2020 Annual Report, including our Form 10-K for fiscal year 2020, are available electronically at http://investor.fivebelow.com/.

We operate on a fiscal calendar widely used by the retail industry that results in a given fiscal year consisting of a 52- or 53-week period ending on the Saturday closest to January 31st of the following year. References to “fiscal year 2021” or “fiscal 2021” refer to the period from January 31, 2021 to January 29, 2022, which consists of a 52-week fiscal year. References to “fiscal year 2020” or “fiscal 2020” refer to the period from February 2, 2020 to January 30, 2021, which consists of a 52-week fiscal year. References to “fiscal year 2019” or “fiscal 2019” refer to the period from February 3, 2019 to February 1, 2020, which is of a 52-week fiscal year. References to “fiscal year 2018” or “fiscal 2018” refer to the period from February 4, 2018 to February 2, 2019, which was a 52-week fiscal year.

-i-

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For information regarding the Company’s fiscal 2020 performance, please review the Company’s Annual Report to shareholders for the fiscal year ended January 30, 2021. As used herein, “Five Below,” the “Company,” “we,” “us,” “our” or “our business” refers to Five Below, Inc. (collectively with its wholly owned subsidiary), except as expressly indicated or the context otherwise requires.

ANNUAL MEETING OF SHAREHOLDERS

Time and Date	Record Date
9:00 a.m. Eastern Daylight Time June 15, 2021	April 20, 2021

Place	Number of Common Shares Eligible to Vote at the Meeting as of the Record Date
Virtual meeting only (details below)	55,992,439

The Annual Meeting will be held as a virtual meeting via live audio webcast. We believe that a virtual meeting will provide meaningful shareholder access and participation and also protect the health and safety of our shareholders, employees, and other stakeholders.

To attend and participate in the Annual Shareholder Meeting, shareholders must register in advance at https://viewproxy.com/fivebelow/2021/ prior to the deadline of 11:59 pm EDT on June 10, 2021. Upon completing registration, eligible participants will receive further instructions via email, including unique links that will allow such eligible participants to access the meeting.

If you are a registered or beneficial holder you will be asked during the registration process whether you wish to vote during the meeting. If you so indicate, once your registration is approved, an e-mail will be sent to you that will contain your Virtual Control Number. You will not need the Virtual Control Number to join the meeting, you will only need it if you choose to vote during the meeting.

If you hold your shares beneficially through a bank or broker and you wish to vote during the meeting, you must provide a legal proxy from your bank or broker during registration and you will be assigned a Virtual Control Number. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2021 Annual Meeting so long as you demonstrate proof of stock ownership (but will not be able to vote your shares during the meeting). You may only vote during the meeting by e-mailing a copy of your legal proxy to VirtualMeeting@viewproxy.com in advance of the meeting.

Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/fivebelow/2021/. During the meeting shareholders will have the opportunity to submit text questions on the matters to be voted on in the meeting by typing questions into the “Questions” pane of the control panel.

There will be technicians ready to assist you with any technical difficulties you may have accessing the annual meeting live audio webcast. Please be sure to check in by 8:45 a.m. EDT on June 15, 2021, so that any technical difficulties may be addressed before the annual meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

SUMMARY VOTING MATTERS

Matter	Board Recommendation	Page Reference (for more Detail)
Election of Directors	FOR each director nominee	62
Ratification of Independent Registered Public Accounting Firm	FOR	63
Advisory (non-binding) vote to approve the Company’s Named Executive Officer compensation	FOR	65

BOARD NOMINEES

The following table provides summary information about each director nominee. At the Annual Meeting, directors will be elected by a majority of votes cast for each director nominee.

Name, Age	Director Since	Class		Committee Membership*
			Principal Occupation	AC	CC	NCGC
Dinesh S. Lathi, 50	2018	III	Former President and Chief Executive Officer of Tailored Brands

Richard L. Markee, 67	2016	III	Former Chairman of Vitamin Shoppe, Inc.

Thomas G. Vellios, 66	2002	III	Non-Executive Chairman of the Company

Zuhairah S. Washington, 43	2020	III	SVP, Strategic Partners, Lodging and Vacation Rentals, Expedia Group

* AC Audit Committee	CC	Compensation Committee

NCGC Nominating and Corporate Governance Committee		Chair of the Committee

PROXY STATEMENT

FOR 2021 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON JUNE 15, 2021

This Proxy Statement is being furnished together with our Annual Report for the fiscal year ended January 30, 2021 in connection with the solicitation of proxies for the Annual Meeting of Shareholders of Five Below, Inc. on June 15, 2021 (the “Annual Meeting”), and any postponements or adjournments of the meeting. On or about May 6, 2021, we will mail to each of our shareholders (other than those who previously requested electronic delivery or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet.

FREQUENTLY ASKED QUESTIONS

When and where will the meeting take place?

The Annual Meeting will be held virtually only, via live audio webcast, on Tuesday, June 15, 2021, at 9:00 a.m. Eastern Daylight Time.

To attend and participate in the Annual Shareholder Meeting, shareholders must register in advance at https://viewproxy.com/fivebelow/2021/ prior to the deadline of 11:59 pm EDT on June 10, 2021. Upon completing registration, eligible participants will receive further instructions via email, including unique links that will allow such eligible participants to access the meeting. During the meeting shareholders will have the opportunity to submit text questions on the matters to be voted on in the meeting by typing questions into the “Questions” pane of the control panel.

There will be technicians ready to assist you with any technical difficulties you may have accessing the annual meeting live audio webcast. Please be sure to check in by 8:45 a.m. EDT on June 15, 2021, so that any technical difficulties may be addressed before the annual meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

Why did I receive only a Notice of Internet Availability of Proxy Materials?

As permitted by the Securities and Exchange Commission (the “SEC”), the Company is furnishing to shareholders its notice of the Annual Meeting (the “Notice”), this Proxy Statement and the 2020 Annual Report primarily over the internet. On or about May 6, 2021, we will mail to each of our shareholders (other than those who previously requested electronic delivery or previously elected to receive delivery of a paper copy of the proxy materials) a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access and review the proxy materials via the internet and how to submit a proxy electronically using the internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.

We believe the delivery options that we have chosen will allow us to provide our shareholders with the proxy materials they need, while minimizing the cost of the delivery of the materials and the environmental impact of printing and mailing paper copies.

What is the purpose of this meeting and these materials?

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at the Annual Meeting and any adjournments or postponements of the meeting.

At the Annual Meeting, you will be asked to vote on the following matters:

•	a proposal to elect four Class III directors to hold office until the 2024 annual meeting of shareholders and until their respective successors have been duly elected and qualified (Proposal No. 1);

•	a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year ending January 29, 2022 (Proposal No. 2);

•	an advisory (non-voting) vote to approve our Named Executive Officer compensation (Proposal No. 3); and

•	any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

What are the voting recommendations of the board of directors on these matters?

The board of directors recommends that you vote your shares as follows:

•	FOR each of the board’s four nominees for the board of directors (Proposal No. 1);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the current fiscal year ending January 29, 2022 (Proposal No. 2); and

•	FOR the approval, on an advisory basis, of our Named Executive Officer compensation (Proposal No. 3).

Are all of the Class III directors standing for election to the board of directors at the Annual Meeting?

Yes, all of our Class III directors are standing for re-election.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is April 20, 2021. You have one vote for each share of our common stock that you owned at the close of business on the record date, provided that on the record date those shares were either held directly in your name as the shareholder of record or were held for you as the beneficial owner through a bank, broker, or other intermediary. As of that date, there were 55,992,439 shares of common stock outstanding entitled to vote. There is no other class of voting securities outstanding.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare, you are considered to be the shareholder of record with respect to those shares, and we have sent the Notice of Internet Availability directly to you. As a shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other intermediary, you are considered to be the beneficial owner of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your bank, broker, or intermediary (which is considered to be the shareholder of record with respect to those shares). As a beneficial owner, you have the right to direct your bank, broker, or intermediary on how to vote and are also invited to attend the Annual Meeting, though you may be required to show a brokerage statement or account statement reflecting your stock ownership as of the record date. Your bank, broker, or intermediary has sent you a voting instruction card for you to use in directing the bank, broker, or intermediary regarding how to vote your shares. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a proxy, executed in your favor, from the holder of record of such shares.

Most of our shareholders hold their shares through a bank, broker, or other intermediary (that is, in “street name”) rather than directly in their own name.

What options are available to me to vote my shares?

Whether you hold shares directly as the shareholder of record or through a bank, broker, or other intermediary, your shares may be voted at the Annual Meeting by following any of the voting options available to you below:

You may vote via the internet.

•

If you received a Notice of Internet Availability by mail, you can submit your proxy or voting instructions over the internet by following the instructions provided in the Notice of Internet Availability;

•

If you received a Notice of Internet Availability or proxy materials by email, you may submit your proxy or voting instructions over the internet by following the instructions included in the email; or

•

If you received a printed set of the proxy materials by mail, including a paper copy of the proxy card or voting instruction form, you may submit your proxy or voting instructions over the internet by following the instructions on the proxy card or voting instruction form.

You may vote via the telephone.

•

If you are a shareholder of record, you can submit your proxy by calling the telephone number specified on the paper copy of the proxy card you received if you received a printed set of the proxy materials. You must have the control number that appears on your proxy card available when submitting your proxy over the telephone.

•

Most shareholders who hold their shares in street name may submit voting instructions by calling the number specified on the paper copy of the voting instruction form provided by their bank, broker, or other intermediary. Those shareholders should check the voting instruction form for telephone voting availability.

You may vote by mail. If you received a printed set of the proxy materials, you can submit your proxy or voting instructions by completing and signing the separate proxy card or voting instruction form you received and mailing it in the accompanying prepaid and addressed envelope.

You may vote during the virtual meeting. All shareholders of record may vote at the virtual Annual Meeting.

If you are a registered or beneficial holder you will be asked during the registration process whether you wish to vote during the meeting. If you so indicate, once your registration is approved, an e-mail will be sent to you that will contain your Virtual Control Number. You will not need the Virtual Control Number to join the meeting, you will only need it if you choose to vote during the meeting.

If you hold your shares beneficially through a bank or broker and you wish to vote during the meeting, you must provide a legal proxy from your bank or broker during registration and you will be assigned a Virtual Control Number. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2021 Annual Meeting so long as you demonstrate proof of stock ownership (but will not be able to vote your shares during the meeting). You may only vote during the meeting by e-mailing a copy of your legal proxy to VirtualMeeting@viewproxy.com in advance of the meeting.

Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://viewproxy.com/fivebelow/2021/.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting to ensure that your vote will be counted if you later are unable to attend.

What if I don’t vote for some of the items listed on my proxy card or voting instruction card?

If you properly execute and return your proxy card but do not mark selections, your shares will be voted in accordance with the recommendations of our board of directors. If you indicate a choice with respect to any matter to be acted upon on your proxy card, your shares will be voted in accordance with your instructions.

If you are a beneficial owner and hold your shares in street name through a bank, broker, or other intermediary and do not give voting instructions to the bank, broker, or intermediary, the bank, broker, or other intermediary, as applicable, will determine if it has the discretionary authority to vote on the particular matter. Under applicable rules, brokers have the discretion to vote on routine matters (sometimes referred to as “broker discretionary voting”), such as the ratification of the selection of accounting firms, but do not have discretion to vote on non-routine matters, such as the election of directors. For instance, if you are a beneficial owner and hold your shares in street name, but do not give your bank, broker, or other intermediary instructions on how to vote your shares with respect to the election of directors, no votes will be cast on your behalf.

If you do not provide voting instructions to your broker, and your broker indicates on its proxy card that it does not have discretionary authority to vote on a particular proposal, your shares will be considered to be “broker non-votes” with regard to that matter. Proxy cards that reflect a broker non-vote with respect to at least one proposal to be considered at the Annual Meeting (so long as they do not apply to all proposals to be considered) will be considered to be represented for purposes of determining a quorum but generally will not be considered to be entitled to vote with respect to that proposal. Broker non-votes are not counted as votes cast in the tabulation of the voting results with respect to proposals that require a majority of the votes cast and therefore will have the same effect as an abstention.

How is a quorum determined?

The representation, in person or by proxy, of holders entitled to cast at least a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum at the Annual Meeting. Abstentions, broker votes and broker non-votes (only when accompanied by broker votes with respect to at least one matter at the meeting) are considered present and entitled to vote for purposes of establishing a quorum for the transaction of business at the Annual Meeting. If a quorum is not present by attendance at the Annual Meeting or represented by proxy, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting, until a quorum is present. If a new record date is fixed for the adjourned meeting, we will provide notice of the adjourned meeting to each shareholder of record entitled to vote at the meeting.

What vote is required to approve each proposal at the Annual Meeting?

Proposal		Vote Required	Broker Discretionary Voting Allowed
Proposal No. 1—	Election of Directors	Majority of Votes Cast for each	No

Proposal No. 2—	Ratification of Appointment of Independent Registered Public Accounting Firm	Majority of Votes Cast	Yes

Proposal No. 3—	Advisory Vote Related to Named Executive Officer Compensation	Majority of Votes Cast	No

With respect to Proposal No. 1, you may vote FOR, AGAINST or ABSTAIN with respect to each director nominee. Any nominees receiving more FOR votes than AGAINST votes with respect to such nominee will be elected. Proxies may not be voted for more than three directors and shareholders may not cumulate votes in the election of directors.

With respect to Proposals Nos. 2 and 3, you may vote FOR, AGAINST or ABSTAIN.

If you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on that matter for purposes of establishing a quorum, but will not be counted for purposes of determining the number of votes cast.

Can I change my vote or revoke my proxy?

Yes. Any shareholder of record has the power to change or revoke a previously submitted proxy at any time before it is voted at the Annual Meeting by:

•	Submitting to our Corporate Secretary, before the voting at the Annual Meeting, a written notice of revocation bearing a later date than the proxy;

•	Timely delivery of a valid, later-dated proxy (only the last proxy submitted by a shareholder by internet, telephone or mail will be counted); or

•

Attending the virtual Annual Meeting and voting during the meeting; however, attendance at the Annual Meeting will not by itself constitute a revocation of a proxy. See above regarding the special steps required to vote during the virtual meeting.

For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the bank, broker, or intermediary holding your shares by the deadline for voting specified in the voting instructions provided by your bank, broker, or intermediary. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the bank, broker, or intermediary, giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting during the meeting.

Are there other matters to be voted on at the Annual Meeting?

We do not know of any other matters that may come before the Annual Meeting other than Proposals 1, 2 and 3 included herein. If any other matters are properly presented at the Annual Meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act in accordance with their judgment on the matter.

Is a list of shareholders available?

The names of shareholders of record entitled to vote at the Annual Meeting will be available for review by shareholders at the Annual Meeting.

Where can I find the voting results?

Preliminary voting results will be announced at the Annual Meeting, and final voting results will be reported in a Current Report on Form 8-K, which we will file with the SEC within four business days following the Annual Meeting.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The solicitation of proxies is being made on behalf of our board of directors and we will bear the costs of the solicitation. This solicitation is being made by mail and through the internet, but also may be made by telephone or in person. We will reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their votes. In addition, we have retained Okapi Partners LLC to assist in the solicitation of proxies at a solicitation fee of $10,000, plus related reasonable out-of-pocket expenses.

What do I need to do if I intend to attend the virtual Annual Meeting?

Attendance at the Annual Meeting will be limited to shareholders as of the record date or their duly-appointed proxies.

To attend and participate in the Annual Shareholder Meeting, shareholders must register in advance at https://viewproxy.com/fivebelow/2021/ prior to the deadline of 11:59 pm EDT on June 10, 2021. Upon completing registration, eligible participants will receive further instructions via email, including unique links that will allow such eligible participants to access the meeting.

There will be technicians ready to assist you with any technical difficulties you may have accessing the annual meeting live audio webcast. Please be sure to check in by 8:45 a.m. EDT on June 15, 2021, so that any technical difficulties may be addressed before the annual meeting live audio webcast begins. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call 866-612-8937.

BOARD OF DIRECTORS

Our bylaws provide that the number of members of our board of directors shall be determined by our board from time to time. The number of members of our board is currently ten and is divided into three classes with staggered three-year terms.

On September 29, 2020, the board of directors increased its size from nine to ten members. Zuhairah Scott Washington was elected as a Class III director, upon the recommendation of the board’s nominating and corporate governance committee to fill the new directorship created by the increase to the size of the board. Mrs. Washington was designated to serve the remainder of the Class III term which expires at the upcoming annual meeting of shareholders. The board also appointed Mrs. Washington to serve as a member of the nominating and corporate governance committee.

Unless otherwise specified in the proxy, the shares voted pursuant thereto will be cast for each of Messrs. Lathi, Markee and Vellios, and Mrs. Washington. If, for any reason, at the time of election any of the nominees named should decline or be unable to accept his or her nomination or election, it is intended that such proxy will be voted for a substitute nominee, who would be recommended by our board of directors. Our board of directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

The following biographical information is furnished as to each nominee for election as a director and each of the current directors.

Nominees for Election to the Board of Directors Continuing in Office for a Term Expiring at the 2024 Annual Meeting

Dinesh S. Lathi. Mr. Lathi, 50, has served as a director since March 2018. Mr. Lathi served as President and Chief Executive Officer of Tailored Brands, Inc., a leading specialty retailer of men’s suits and formalwear, from March 2019 to March 2021. He joined Tailored Brands’ board of directors in March 2016, and served as its Non-Executive Chairman from April 2017 to August 2018, and its Executive Chairman from August 2018 to March 2019. In August 2020 Tailored Brands, Inc. filed for Chapter 11 bankruptcy protection and, under Mr. Lathi’s leadership, emerged from such protection in December 2020. Previously, he was the Chief Executive Officer of One Kings Lane, a digital home decor shopping platform, from 2014 to 2016, where he also served as the Chief Operating Officer and Chief Financial Officer from 2011 to 2014. Prior to One Kings Lane, Mr. Lathi was a Vice President at eBay, a global online marketplace, where he managed several key areas, including Buyer & Seller Experience. Mr. Lathi’s 20 plus years of leadership experience in the technology and consumer space led to the conclusion that he should serve as a director of Five Below.

Richard L. Markee. Mr. Markee, 67, has served as a director since May 2016. Previously, Mr. Markee served in various leadership positions at Vitamin Shoppe, Inc., including as Non-Executive Chairman from January 2016 to June 2016 and from April 2007 to September 2009, Executive Chairman from April 2011 to January 2016 and Chief Executive Officer and Chairman of the Board from September 2009 to April 2011. He held senior management positions at Toys “R” Us, Inc. from 1998 through November 2006, including Vice Chair of Toys “R” Us, Inc. and President of the Babies “R” Us and the Toys “R” Us U.S. and international operation divisions from August 2004 through November 2006. Mr. Markee previously served as a director of Collective Brands, Inc., The Sports Authority, Inc., Dorel Industries and Toys “R” Us. Mr. Markee’s extensive experience in the retail industry led to the conclusion that he should serve as a director of Five Below.

Thomas G. Vellios. Mr. Vellios, 66, is the co-founder of Five Below and has served as our Chairman since June 2018, our Executive Chairman from February 2015 until June 2018, and as one of our directors since our incorporation in 2002. Mr. Vellios previously served as our Chief Executive Officer from 2002 until January 31, 2015. Mr. Vellios also served as our President from 2005 until June 2014. Previously, Mr. Vellios served as President, Chief Executive Officer and a director of Zany Brainy, Inc. Prior to joining Zany Brainy, Mr. Vellios served as Senior Vice President, General Merchandise Manager at Caldor, a regional discount chain and a division of the May Company. Mr. Vellios’ 25 plus years of experience in the specialty, department store and discount retail industry, his experience with the management, operations and finance of a retail business, and his knowledge of the Company as a founder led to the conclusion that he should serve as a director of Five Below.

Zuhairah S. Washington. Mrs. Washington, 43, has served as a director since September 2020. Mrs. Washington is currently the SVP and Global Head of Strategic Partners, Lodging and Vacation Rentals at Expedia Group, whose brands include Expedia, Hotels.com, Orbitz and VRBO. Prior to joining Expedia, Mrs. Washington was at Egon Zehnder, a global management consulting and executive search firm, and Uber, where she grew businesses from startup to scale and ran one of the top five U.S. markets. She also founded Kahnoodle, which was named to Entrepreneur Magazine’s 100 Brilliant Companies of 2012. Mrs. Washington currently serves as a director of Olo, the leading on-demand e-commerce platform for the restaurant industry. Mrs. Washington earned a joint graduate degree: a JD from Harvard Law School and an MBA from Harvard Business School, and graduated magna cum laude from UCLA with a BA in political science and public policy. In March of 2020, she was named as one of the 100 Most Influential Black Executives in Corporate America by Savoy Magazine. Mrs. Washington’s senior leadership experience with large-scale, growing technology companies led to the conclusion that she should serve as a director of Five Below.

Members of the Board of Directors Continuing in Office for a Term Expiring at the 2022 Annual Meeting

Catherine E. Buggeln. Ms. Buggeln, 60, has served as a director since March 2015. Ms. Buggeln has been a consultant to various retailers since 2004. From 2012 to 2018, Ms. Buggeln provided advisory services to Irving Place Capital Management, L.P., a private equity firm focused on making equity investments in middle-market companies. Ms. Buggeln formerly served as the Senior Vice President of Strategic Planning and New Business Development at Coach, Inc., a leading marketer of modern classic American accessories, from 2001 to 2005. Ms. Buggeln currently serves as Lead Director of Ascena Retail Group, Inc., where she serves on the compensation and leadership and corporate governance committees. She serves as a director on the boards of two private equity owned companies, Noble Biomaterials, Inc. and Scoop Holdings (cabi). She also previously served as a director of The Timberland Company in 2011 and the Vitamin Shoppe from 2009 to 2017. Ms. Buggeln’s extensive experience in the retail industry, in both managerial and director roles, led to the conclusion that she should serve as a director of Five Below.

Michael F. Devine, III. Mr. Devine, 62, has served as a director since March 2013. Mr. Devine is the former Executive Vice President and Chief Financial Officer of Coach, Inc. Mr. Devine served as Chief Financial Officer at Coach, Inc. since December 2001 and Executive Vice President and Chief Financial Officer since August 2007 until his retirement in August 2011. Mr. Devine currently serves as the Chairman of the Board of Deckers Outdoor Corporation, and also serves as a director of Express, Inc., where he serves on the audit committee. Mr. Devine previously served as a director and member of the audit committee of Nutrisystem, Inc. and as a director of Talbots and Sur La Table. Mr. Devine’s extensive experience in the retail industry, as both an executive officer and director, led to the conclusion that he should serve as a director of Five Below.

Ronald L. Sargent. Mr. Sargent, 65, has served as a director since 2004. Mr. Sargent served as the Chief Executive Officer of Staples, Inc., an office supply company, from 2002 to June 2016 and as Chairman of its board of directors from 2005 to January 2017. Mr. Sargent currently serves as a director of Wells Fargo & Co., where he serves as the Chairman of the human resources committee and as a member of the governance and nominating committee and the audit committee, and The Kroger Co., where he serves as Lead Director, Chairman of the governance committee and as a member of the audit and public responsibilities committees. Mr. Sargent previously served as a director of The Home Depot, Inc. and Mattel, Inc. Mr. Sargent’s experience as an executive officer and director of Staples, Inc. as well as his extensive experience in the retail industry led to the conclusion that he should serve as a director of Five Below.

Members of the Board of Directors Continuing in Office for a Term Expiring at the 2023 Annual Meeting

Joel D. Anderson. Mr. Anderson, 56, has served as a director since February 2015, when he was appointed to serve as our President and Chief Executive Officer. Prior to becoming our President and Chief Executive Officer, Mr. Anderson was our President and Chief Operating Officer from July 2014 through January 2015. Prior to joining Five Below, Mr. Anderson served as President and Chief Executive Officer of Walmart.com from 2011 until 2014 and as the divisional Senior Vice President of the Northern Plains division of Walmart, Inc., a global retailer, from 2010 to 2011. Prior to joining Walmart, Mr. Anderson was President of the retail and direct business units for Lenox Group, Inc. and served in various executive positions at Toys “R” Us Inc. over a 14-year period. Mr. Anderson currently serves as a director of Sprouts Farmers Market where he serves on the audit committee. Mr. Anderson’s experience in the retail industry as well as his position as our President and Chief Executive Officer led to the conclusion that he should serve as a director of Five Below.

Kathleen S. Barclay. Ms. Barclay, 65, has served as a director since March 2015. Ms. Barclay served as the Senior Vice President of Human Resources for The Kroger Co., a $100 billion grocery supermarket company, from 2009 until her retirement in 2016. Prior to joining The Kroger Co., Ms. Barclay served in many leadership roles at General Motors Corporation, a multinational automotive corporation, from 1985 to 2010, including Vice President of Global Human Resources from 1998 to 2009. Ms. Barclay currently serves as a director of Kontoor Brands where she serves on the talent & compensation and governance committees. Ms. Barclay’s senior leadership experience with a large-scale, growing retailer led to the conclusion that she should serve as a director of Five Below.

Thomas M. Ryan. Mr. Ryan, 68, has served as a director since 2011. In 2011, Mr. Ryan became an operating partner of Advent International Corporation as a part of its Operating Partner Program. Prior to joining our board of directors, Mr. Ryan served as the Chairman of the board of directors, President and Chief Executive Officer of CVS Caremark Corporation, now CVS Health, a retail pharmacy and healthcare corporation, until he retired in 2011. Mr. Ryan became the Chief Executive Officer of CVS Corporation in 1998 and he also served as the Chairman of the board of directors of CVS Corporation from 1999 to 2007. Mr. Ryan also served as the Chairman of CVS Health’s board of directors from 2007 to 2011. Mr. Ryan currently serves as a director of PJT Partners and previously served as a director of Bank of America Corporation, Yum! Brands, Inc. and Vantiv, Inc. Mr. Ryan’s experience in the retail industry, as both an executive officer and director of a large retail company, led to the conclusion that he should serve as a director of Five Below.

In addition to the information presented above regarding each director’s specific experiences, qualifications, attributes and skills, we believe that all of our directors have a reputation for integrity and adherence to high ethical standards. Each of our directors has demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to us and our board. Finally, we value our directors’ experience on other company boards and board committees.

There are no family relationships among any of our directors or executive officers.

Summary of Qualifications of Director Nominees

The table below summarizes the specific qualifications, attributes, skills and experience of each director nominee that led our board of directors to conclude that the nominee is qualified to serve on our board of directors. While each director nominee is generally knowledgeable in each of these areas, an “X” in the chart below indicates that the item is a specific qualification, attribute, skill or experience that the nominee brings to our board of directors. The lack of an “X” for a particular item does not mean that the nominee does not possess that qualification, attribute, skill or experience.

Summary of Director Skills and Qualifications	Joel D. Anderson	Kathleen S. Barclay	Catherine E. Buggeln	Michael F. Devine, III	Dinesh S. Lathi	Richard L. Markee	Thomas M. Ryan	Ronald L. Sargent	Thomas G. Vellios	Zuhairah S. Washington
Branding Experience	X		X	X		X	X	X	X	X
Entrepreneurial	X		X	X	X	X	X	X	X	X
Distribution/Logistics Experience	X		X	X				X	X
Retail Experience	X	X	X	X	X	X	X	X	X	X
Sales and Marketing Experience	X		X		X	X	X	X	X	X
Financial Literacy and Experience	X	X		X	X	X	X	X	X	X
Public Company Management Experience	X	X	X	X	X	X	X	X	X	X
Risk Oversight Experience	X	X	X	X	X	X	X	X	X
Technology (Consumer, Cybersecurity, Big Data, Social)	X			X	X				X	X

Board Composition

Our business and affairs are managed under the direction of our board of directors, which currently consists of ten members. Our articles of incorporation and bylaws provide that our board of directors will consist of a number of directors, not less than three nor more than eleven, to be fixed exclusively by resolution of the board of directors.

Our articles of incorporation provide for a staggered, or classified, board of directors consisting of three classes of directors, each serving staggered three-year terms, which is constituted as follows:

•	the Class I directors are Ms. Buggeln and Messrs. Devine and Sargent, and their terms will expire at the annual meeting of shareholders to be held in 2022;

•	the Class II directors are Ms. Barclay and Messrs. Anderson and Ryan, and their terms will expire at the annual meeting of shareholders to be held in 2023; at the Annual Meeting; and

•	the Class III directors are Messrs. Lathi, Markee and Vellios, and Mrs. Washington and their terms will expire at the Annual Meeting.

Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of shareholders in the year in which that term expires. Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, retirement, disqualification or removal. Any vacancies on our board of directors will be filled only by the affirmative vote of a majority of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

In order to further deepen the experience of our board, in particular with respect to branding and technology, in September 2020 the board of directors increased its size from nine to ten members and elected Mrs. Washington as a Class III director, upon the recommendation of the board’s nominating and corporate governance committee, to fill the new directorship created by the increase to the size of the board.

We believe that our board of directors’ classified structure provides enhanced continuity and stability in the board’s business strategies and policies. Under the current system, after each election, at least two-thirds of the board will have had prior experience and familiarity with our business, which is beneficial for long-term strategic planning and oversight of the Company’s operations. We believe that maintaining a classified board structure balances the need for shareholders to express their opinion on the board’s performance with the need for our directors to focus on the Company’s long-term success and maximize value for shareholders. The classification of our board of directors will make it more difficult for a third party to acquire control of us in a transaction not approved by our board of directors.

Director Independence

Our board of directors observes all applicable criteria for independence established by The NASDAQ Stock Market LLC and other governing laws and applicable regulations. No director will be deemed to be independent unless our board of directors determines that the director has no relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Devine, Lathi, Markee, Ryan and Sargent and Mses. Barclay, Buggeln and Washington are independent as defined under the corporate governance rules of The NASDAQ Stock Market LLC. Of these independent directors, our board has determined that: (i) Messrs. Devine, Lathi, Markee and Sargent, who comprise our audit committee; (ii) Mses. Barclay and Buggeln and Messrs. Lathi, Markee and Ryan, who comprise our compensation committee; and (iii) Mses. Barclay, Buggeln and Washington and Mr. Sargent, who comprise our nominating and corporate governance committee, each satisfy the independence standards for those committees established by the applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC.

Board Leadership Structure and Board’s Role in Risk Oversight

Our board of directors has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the board of directors. It is the board of directors’ view that rather than having a rigid policy, the board of directors, with the advice and assistance of the nominating and corporate governance committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate. Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the board of directors with Mr. Anderson serving as our Chief Executive Officer and Mr. Vellios serving as non-executive Chairman of the board. We believe this is appropriate as it provides Mr. Anderson with the ability to focus on our day-to-day operations while allowing Mr. Vellios to lead our board of directors in its fundamental role of providing advice to and oversight of management.

Our board of directors plays an active role in overseeing management of our risks. Our board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. Our compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. Our audit committee oversees management of financial risks. Our nominating and corporate governance committee is responsible for managing risks associated with the independence of the board of directors. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full board of directors keeps itself regularly informed regarding such risks through committee reports and otherwise.

Our board of directors, itself and through its Nominating and Corporate Governance Committee, also plays an active role in monitoring and motivating the Company’s environmental social and governance (“ESG”) initiatives. For more information please see the section titled “Environmental Social & Governance Initiatives” below.

Since the beginning of the COVID-19 crisis, our board has also been actively engaged with Company management on ongoing monitoring of the risk related to COVID-19. For more information please see the section titled “Our Response to COVID-19” under the “Compensation Discussion and Analysis” below.

Compensation Risk Analysis

The compensation committee is aware that compensation arrangements, if not properly structured, may encourage inappropriate risk-taking. In designing our compensation programs, the compensation committee seeks to mitigate such risk by providing a meaningful portion of total compensation in the form of equity incentives that are earned over multiple years to encourage an appropriately long-term focus.

Stock Ownership Guidelines

The compensation committee approved the implementation of formal stock ownership guidelines for our management team, which we adopted in June 2017. Pursuant to the guidelines, each of the Company’s executives with a title of Senior Vice President and above is required to own shares of our common stock having an aggregate fair market value equal to or greater than the following (each as measured with reference to the base salary payable to each executive in the immediately preceding calendar year):

Title	Multiple of Base Salary
Chief Executive Officer	Three (3)
Chief Financial Officer, Chief Administrative Officer, Chief Merchandising Officer, Chief Experience Officer and Executive Vice Presidents	Two (2)
Senior Vice Presidents	One (1)

For purposes of the guidelines, the base salary payable will include any base salary payable in a given calendar year (even if the payment of which is deferred to a later calendar year), and the value of shares or other property received in lieu of base salary in a given calendar year.

Executives serving at the time the guidelines were adopted in June 2017 have until June 2022 to attain the specified level of equity ownership. Any executive hired following the adoption of the guidelines will have five years from the date of hire to attain the specified level of equity ownership.

For purposes of the guidelines, an executive’s holdings include: shares held outright by the executive; vested restricted shares and shares subject to vested but unsettled restricted stock units (regardless of vesting terms) held by the executive; unvested restricted stock units (time-vested only) held by the executive; with respect to any unexercised stock option (both vested and unvested) held by the executive, a number of shares equal to: (x) the then current “spread” of that option (i.e., the difference between the aggregate fair market value of the subject shares minus the aggregate exercise price of the option), divided by (y) the then current fair market value per share of the Company’s common stock; and, in the discretion of the compensation committee, shares otherwise beneficially owned by the executive. Our board of directors may waive compliance with the guidelines on a case by case basis, but it is anticipated that waivers will be rare and in the event of such a waiver, the board of directors will develop alternative ownership guidelines that reflect the intent of these guidelines and executive’s personal circumstances.

We note that our Named Executive Officers already maintain an equity position in the Company, through direct stock ownership and/or outstanding stock option and restricted stock unit awards that they hold. We believe that this ownership position as well as the implementation of formal guidelines provide significant incentives to ensure that the management team’s actions, and the actions of all those reporting to them, are focused on the creation of sustainable shareholder value and the avoidance of excessive risk.

Clawback Policies

Historically, certain of the Company’s restricted stock unit awards have been subject to rescission, cancellation or recoupment to the extent that the Company was required to restate its financial statements, in situations where the vesting of the restricted stock units was calculated based upon, or contingent on, the achievement of financial or operating results that were the subject of or affected by the restatement, and the extent of vesting of the restricted stock units would have been less had the financial statements been correct in the first instance. The intended effect of these “clawback” provisions is to put the affected grantee in the same position relative to vesting of the restricted stock units as he or she would have been in had the financial statements been correct at the time of the original vesting. Since June 2016, awards made under the Company’s cash and equity incentive plans are generally made subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy of the Company that is applicable to the Participant.

In addition, in March 2020, our Board, with the recommendation of our compensation committee, adopted a formal clawback policy. The policy generally provides that the compensation committee may, in its discretion, seek to recover incentive compensation erroneously awarded during the prior three years to our executive officers in two scenarios. Firstly, the compensation committee may seek to clawback such compensation if the Company restates its financial statements to correct a material error. Secondly, the compensation committee may seek to clawback such compensation, if, as a result of an executive officer’s fraud or misconduct, materially inaccurate calculations were used for a performance-based metric applicable to his or her incentive compensation. The clawback policy is administered by the compensation committee, which has the sole discretion in making all determinations under the clawback policy, including the method for recovering erroneously awarded compensation.

Restrictions on Hedging and Pledging

The Company considers it inappropriate for those employed by or associated with the Company to engage in certain transactions related to the Company’s securities which could result in their interests no longer being aligned with the same interests and objectives as other shareholders of the Company. Therefore, as part of our insider trading policy, we impose certain restrictions on these individuals relating to short-sales of Company securities, transactions in derivatives of Company securities, and the hedging and pledging of Company securities.

The restrictions apply to all directors, officers, employees, and consultants of the Company (“service providers”) as well as family members and any others that reside with a service provider. Family members who do not reside with a service provider are subject to the restrictions if a service provider directs, influences or controls their transactions in Company securities. This includes, for example, parents or children of a service provider who consult with the service provider regarding their trades (collectively, the “covered persons”).

Short Sales. Short sales of Company securities by covered persons (sales of securities that are not then owned), including any “sale against the box” (a sale with delayed delivery), are prohibited.

Transactions in Derivatives. Transactions in derivatives of the Company’s securities, including puts, calls and publicly traded options, are also prohibited.

Hedging. Hedging transactions involving the Company’s securities privately, on an exchange or in any other organized market is prohibited.

Pledging. Pledging the Company’s securities as collateral for indebtedness or for any other reason is prohibited.

Margin Accounts. Purchasing the Company’s securities on margin (borrowing from a brokerage firm, bank or other entity) is prohibited.

Committees of the Board of Directors

The standing committees of our board of directors include: the audit committee, the compensation committee and the nominating and corporate governance committee. The composition and responsibilities of each standing committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Current copies of the charters for each of these committees are available on our website at http://investor.fivebelow.com, under the “Governance” section.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. The audit committee has the following responsibilities, among other things, as set forth in the audit committee charter:

•	selecting and hiring our independent registered public accounting firm and approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	evaluating the qualifications, performance and independence of our independent registered public accounting firm;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of our internal control policies and procedures;

•	overseeing management of financial risks;

•

receiving regular reporting from management and periodically reviewing with management the Company’s cybersecurity and other information technology risks, controls and procedures, including the Company’s plans to mitigate cybersecurity risks and respond to data breaches;

•

overseeing our internal audit function and activities, including approving the selection, appointment and oversight of our internal auditor, with such auditor reporting directly to the committee, and approving the annual internal audit plan;

•	preparing the audit committee report required by the SEC to be included in our annual proxy statement;

•

discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and the independent registered public accounting firm our interim and year-end operating results;

•	approving related party transactions; and

•	reviewing whistleblower complaints relating to accounting, internal accounting controls or auditing matters and overseeing the investigations conducted in connection with such complaints.

Our audit committee consists of Messrs. Devine, Lathi, Markee and Sargent. Mr. Devine has served as Chairman of the audit committee since March 2013. All of the members of the audit committee are independent for purposes of serving on the audit committee and meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC. Our board has determined that Messrs. Devine, Lathi, Markee and Sargent are audit committee financial experts as defined under the applicable rules of the SEC and have the requisite financial sophistication defined under the applicable rules of The NASDAQ Stock Market LLC.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee has the following responsibilities, among other things, as set forth in the compensation committee’s charter:

•

reviewing and approving compensation of our executive officers, including annual base salary, annual incentive bonuses, specific goals, equity compensation, severance and change-in-control arrangements and any other benefits, compensation or arrangements;

•	reviewing and recommending the terms of employment agreements with our executive officers;

•	reviewing succession planning for our executive officers;

•	reviewing and recommending compensation goals, bonus and stock-based compensation criteria for our employees;

•	reviewing and recommending the appropriate structure and amount of compensation for our directors;

•	overseeing the management of risks relating to our executive compensation plans and arrangements;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules;

•	preparing the compensation committee report required by the SEC to be included in our annual proxy statement;

•

overseeing compliance with the SEC’s and The NASDAQ Stock Market LLC’s rules and regulations regarding shareholder approval of certain executive compensation matters, including advisory votes on compensation and approval of equity compensation plans; and

•	administering, reviewing and making recommendations with respect to our equity compensation plans.

Our compensation committee consists of Mses. Barclay and Buggeln and Messrs. Lathi, Markee and Ryan. Mr. Ryan has served as Chairman of the compensation committee since March 2013. All of the members of the compensation committee are independent under applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC. The compensation committee has the authority to delegate any of its responsibilities, along with the authority to take action in relation to such responsibilities, to one or more subcommittees as the compensation committee may deem appropriate in its sole discretion.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations regarding candidates for directorships and the size and composition of our board, as well as overseeing the Company’s significant strategies, programs, policies and practices relating to sustainability and corporate responsibility. Among other matters, the nominating and corporate governance committee is responsible for the following as set forth in the nominating and corporate governance committee charter:

•	assisting our board of directors in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our board of directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our board of directors;

•	managing risks associated with the independence of the board of directors;

•	evaluating and making recommendations as to the size and composition of the board of directors;

•	overseeing the evaluation of our board of directors and management; and

•	recommending members for each committee of our board of directors;

•

reviewing with management significant Company strategies, policies programs and practices relating to sustainability (including environmental and human rights issues and impacts) and corporate responsibility in furtherance of the Company’s business strategy, values and purpose;

•	reviewing with management the Company’s work with industry organizations and non-governmental organizations;

•

reviewing developments in legislation, regulation, litigation, emerging issues and best practices in the fields of corporate citizenship and sustainability that are identified by the board of directors, management or the committee;

•	receiving from management and reviewing relevant sustainability and corporate responsibility reports involving the Company or other industry leaders or competitors; and

•

reviewing press releases, disclosures and other announcements to be made by the Company regarding the Company’s strategies, policies, programs and practices relating to sustainability and corporate responsibility.

Our nominating and corporate governance committee consists of Mses. Barclay, Buggeln and Washington and Mr. Sargent. Mr. Sargent has served as Chairman of the nominating and corporate governance committee since March 2013. It is expected that Ms. Barclay will be appointed to serve as Chair of the committee beginning in June 2021. All of the members of the nominating and corporate governance committee are determined to be independent under applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC.

Meetings and Attendance

During fiscal 2020, there were 16 meetings of the board of directors, 8 meetings of the audit committee, 4 meetings of the compensation committee and 2 meetings of the nominating and corporate governance committee. Each of our directors attended at least 75% of the aggregate meetings of the board of directors and the committees of the board of directors on which they served during fiscal 2020. In addition, the independent directors meet in executive session at least twice per year without the presence of management. The Chairman of the nominating and corporate governance committee chairs these executive sessions of independent directors.

Our board of directors expects its members to attend the annual meetings of shareholders. All of our directors attended the 2020 annual meeting of shareholders. The Company expects that all of its directors will attend this year’s Annual Meeting.

Director Compensation

In fiscal 2020, we engaged Meridian Compensation Partners, LLC (“Meridian”), the compensation committee’s independent advisor, to review the competitiveness of compensation provided to the board. Following this review, the compensation committee determined that no changes were required to 2019 non-employee director pay levels. Accordingly, in fiscal 2020, each of our non-employee directors was entitled to the following pursuant to our Compensation Policy for Non-Employee Directors

•	an annual cash retainer of $70,000, paid quarterly, appropriately pro-rated for partial quarters served;

•	an additional annual cash retainer of $80,000 for the non-executive Chairman of the board, paid quarterly, appropriately pro-rated for partial quarters served;

•

an additional annual cash retainer of $25,000 for each of the audit committee Chair and the compensation committee Chair and $20,000 for the nominating and corporate governance committee Chair, paid quarterly, appropriately pro-rated for partial quarters served; and

•

an annual equity grant with a fair market value of $140,000 in the form of restricted stock units vesting on the date of the next annual meeting, with an additional restricted stock unit grant with fair market value of $150,000 for the non-executive Chairman of the board.

•

If a person becomes a member of the board (including non-executive Chairman of the board) at least 90 days prior to an annual meeting, such person will receive an initial grant of restricted stock units having a Fair Market Value equal to the annual award, appropriately prorated based on the number of days from such person’s commencement of service until the next meeting date over 365.

Each non-employee director has the option to receive some or all of his or her cash retainer in the form of shares of our common stock. Directors do not receive a fee for attending meetings, but they are entitled to reimbursement of travel expenses relating to their service.

Voluntary Pay Reductions Due to COVID-19

As a result of the COVID-19 outbreak, we closed all of our stores on March 19, 2020 and our stock had experienced a significant price decline. Although select stores began to reopen in late April and early May as permitted by local, state and federal guidelines, our board of directors decided to voluntarily forego the receipt of all cash retainer fees for the first quarter of fiscal 2020.

The following table sets forth information on the compensation of all our non-employee directors for fiscal 2020:

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Kathleen S. Barclay	52,500	139,970	192,470
Catherine E. Buggeln	52,500	139,970	192,470
Michael F. Devine III	71,250	139,970	211,220
Dinesh S. Lathi	52,500	139,970	192,470
Richard L. Markee	52,500	139,970	192,470
Thomas M. Ryan	71,250	139,970	211,220
Ronald L. Sargent	67,500	139,970	207,470
Thomas G. Vellios	112,500	289,994	402,494
Zuhairah S. Washington	23,846	96,487	120,333

(1)

Cash fees include annual director’s retainer and, where applicable, committee Chair fees as well as cash payable in lieu of fractional shares. Messrs. Lathi, Markee, Ryan and Sargent and Ms. Barclay elected to receive part of their fees in shares of Company stock. Accordingly, amounts in this column include: $71,201 in shares of Company stock for Mr. Ryan, $66,627 in shares of Company stock for Mr. Sargent, $34,894 in shares of Company stock for Ms. Barclay, and $17,397 in shares of Company stock for each of Messrs. Lathi and Markee. The valuation of the stock component is based on the fair value of the stock on the grant date computed in accordance with FASB ASC Topic 718. The cash compensation paid to directors in fiscal 2020 was lower than usual since, due to the COVID-19 outbreak, our board of directors decided to forego the receipt of all cash retainer fees for the first quarter of fiscal 2020. The cash compensation paid to Mrs. Washington was pro-rated in fiscal 2020, reflecting her appointment as a member of the board of directors in September 2020.

(2)

The amounts reported in this column reflect the fair value on the grant date of the restricted stock unit awards granted in fiscal 2020 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of restricted stock unit awards contained in Note 1 and Note 8 to the consolidated financial statements included as a part of the 2020 Form 10-K, filed with the SEC on March 18, 2021. The aggregate number of shares of restricted stock units outstanding at fiscal year-end for each non-employee director is as follows: 1,239 units for each of Mses. Barclay and Buggeln, and Messrs. Devine, Lathi, Markee, Ryan and Sargent, 2,567 units for Mr. Vellios, and 774 units for Mrs. Washington, each of which will vest on the date of the Annual Meeting. Mrs. Washington’s outstanding restricted stock units were awarded upon her appointment as a member of the board of directors in September 2020.

Our non-employee directors are subject to Stock Ownership Guidelines. Pursuant to the guidelines, each non-employee director is required to own shares of our common stock having an aggregate fair market value equal to or greater than five times the highest annual cash retainer payable to a non-employee director in the preceding calendar year pursuant to the Compensation Policy for Non-Employee Directors. For purposes of the guidelines, the highest annual cash retainer will include any cash retainer payable in a given calendar year (even if the payment of which is deferred to a later calendar year) and the value of shares or other property received in lieu of a cash retainer in a given calendar year.

Any non-employee director elected following the adoption of the guidelines will have five years from the date of such election to attain the specified level of equity ownership. Compliance with the Stock Ownership Guidelines is measured annually on the first trading day of each calendar year, using the closing price of the Company’s common stock on that day. As of January 4, 2021, all non-employee directors for whom the Stock Ownership Guidelines were effective were in compliance.

For purposes of the guidelines, a non-employee director’s holdings include: shares held outright by the non-employee director; vested restricted shares and shares subject to vested but unsettled restricted stock units held by the non-employee director; and, in the discretion of the compensation committee, shares otherwise beneficially owned by the non-employee director. Our board of directors may waive compliance with the guidelines on a case by case basis, but it is anticipated that waivers will be rare and in the event of such a waiver, the board of directors will develop alternative ownership guidelines that reflect the intent of these guidelines and the non-employee director’s personal circumstances.

Compensation Committee Interlocks and Insider Participation

During fiscal 2020, Mses. Barclay and Buggeln and Messrs. Lathi, Markee and Ryan served as members of the compensation committee. We have indemnification agreements with each of our directors, including Mses. Barclay and Buggeln and Messrs. Lathi, Markee and Ryan, which provide such directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under Pennsylvania law. See “Certain Relationships and Related Party Transactions” for more information.

None of these individuals was at any time an officer or an employee of Five Below. In addition, none of our executive officers currently serves, or in fiscal 2020 served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Communications with the Board of Directors

Shareholders may initiate in writing any communication with our board of directors or any individual director by sending the correspondence to our Corporate Secretary, c/o Five Below, Inc., 701 Market Street, Suite

300, Philadelphia, Pennsylvania 19106. This centralized process assists our board of directors in reviewing and responding to shareholder communications in an appropriate manner. Any communication should not exceed 500 words in length and must be accompanied by the following information:

•	a statement of the type and amount of our securities that the person holds;

•	any special interest of the shareholder in the subject matter of the communication (i.e., not in such person’s capacity as one of our shareholders); and

•	the name, address, telephone number and e-mail address, if any, of the person submitting the communication.

All communications that comply with the above procedural requirements will be relayed to the appropriate member of the board of directors. We will not forward any communications:

•

regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to our securityholders or other constituencies generally;

•	that advocate our engaging in illegal activities;

•	that, under community standards, contain offensive, scurrilous or abusive content; or

•	that have no rational relevance to our business or operations.

Director Nomination Process

Minimum Qualifications of Directors

The nominating and corporate governance committee of the board of directors is responsible for facilitating director assessments, identifying skills and expertise that candidates should possess, and screening, selecting and recommending candidates for approval by the board of directors. The nominating and corporate governance committee may solicit recommendations for nominees from other members of the board and management. Our nominating and corporate governance committee may also retain professional search firms to identify candidates. The nominating and corporate governance committee seeks to identify as candidates for director persons with a reputation for and record of integrity and good business judgment. The nominating and corporate governance committee considers the nature of the expertise and experience required for the performance of the duties of a director of the Company, and such matters as the candidate’s relevant business and industry experience, professional background, age, current employment, community service and other board service.

At a minimum, each director will be expected to:

•	understand the Company’s business and the industry in general;

•	have experience in positions with a high degree of responsibility and be leaders in the organizations in which they are affiliated;

•	be free from conflicts of interest that could interfere with a director’s duties to the Company;

•	regularly attend meetings of the board and of any committees on which the director serves;

•	review in a timely fashion and understand materials circulated to the board regarding the Company or the industry;

•	participate in meetings and decision-making processes in an objective and constructive manner; and

•	be reasonably available, upon request, to advise the Company’s officers and management.

In addition, the committee may consider the following criteria, among others the committee shall deem appropriate, in recommending candidates for election to the board of directors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in the Company’s industry;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members;

•	practical and mature business judgment;

•	global experience; and

•	level of financial literacy.

Due consideration will be given to the board’s overall balance of diversity of perspectives, backgrounds and experiences (including, without limitation, gender, racial and ethnic diversity).

If the committee decides, on the basis of its preliminary review of a candidate, to proceed with further consideration of a candidate, the committee will assemble information concerning the background and qualifications of the candidate. The committee may solicit the views of the Company’s senior management and other members of the board of directors regarding the qualifications and suitability of candidates. A member or members of the committee will then interview the candidate. The committee may also elect to contact other sources as it deems appropriate to solicit additional information on the candidate. Based on all available information and relevant considerations, the committee will select a candidate who, in the view of the committee, is most suited for membership on the board.

Shareholder Nominations of Directors and Other Business

Our bylaws provide procedures by which a shareholder may nominate individuals for election to our board of directors at any meeting of shareholders or bring business before an annual meeting of shareholders. A shareholder desiring to nominate a director for election to our board of directors, or to bring any other proper business before an annual meeting of shareholders, should deliver a written notice to our Corporate Secretary at our principal executive offices at 701 Market Street, Suite 300, Philadelphia, Pennsylvania 19106, no later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting of shareholders. In the event that the date of the annual meeting of shareholders is more than 30 days before or more than 60 days after the anniversary of the preceding year’s annual meeting of shareholders, notice by the shareholder must be so received not earlier than the 90th day prior to the annual meeting of shareholders and not later than the later of the 60th day prior to the annual meeting of shareholders or the 15th day following the day on which public announcement of the date of the meeting is first made by the Company. In the event that a special meeting of shareholders is called at which directors are to be elected pursuant to the notice of that meeting, a shareholder desiring to nominate a director for election to our board of directors at that meeting should deliver a notice to our Corporate Secretary at our principal executive offices at 701 Market Street, Suite 300, Philadelphia, Pennsylvania 19106, not later than the later of the 60th day prior to that meeting or the 15th day after the public announcement of the date of the meeting and of the nominees proposed by the board to be elected at such meeting nor earlier than the 90th day prior to that special meeting.

A shareholder’s notice shall set forth:

•

as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest or is otherwise required pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) a description of any arrangements or understandings among the shareholder and each such person and any other person with respect to such nomination, and (iii) the consent of each such person to being named in the proxy statement as a nominee and to serving as a director of the Company if so elected;

•

as to any other business that the shareholder proposes to bring before an annual meeting of shareholders: (i) a brief description of the business desired to be brought before the meeting, (ii) the reasons for conducting such business at the meeting, and (iii) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and

•

as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made: (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner; (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner; and (iii) a representation that such shareholder and beneficial owner intend to appear in person or by proxy at the meeting.

Candidates proposed by shareholders in accordance with the procedures set forth in the Company’s bylaws will be considered by the committee under criteria similar to the evaluation of other candidates set forth above in “Minimum Qualifications of Directors,” except that the committee may consider, as one of the factors in its evaluation of shareholder recommended nominees, the size and duration of the interest of the recommending shareholder or shareholder group in the equity of the Company. The committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in the Company.

Code of Business Conduct and Ethics

Our code of business conduct and ethics applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://investor.fivebelow.com, under the “Governance” section. Disclosure regarding any amendments to the code, or any waivers of its requirements for an executive officer or director, will be included in a current report on Form 8-K within four business days following the date of the amendment or waiver, unless posting such information on our website will then satisfy the rules of The NASDAQ Stock Market LLC.

Corporate Governance Guidelines

Our board of directors has adopted corporate governance guidelines that serve as a flexible framework within which our board of directors and its committees operate. These guidelines cover a number of areas including the size and composition of the board, board membership criteria and director qualifications, director responsibilities, board agenda, roles of the Chairman of the board and the Chief Executive Officer, meetings of independent directors, committee responsibilities and assignments, board member access to management and independent advisors, director communications with third parties, director compensation, director orientation and continuing education, evaluation of senior management and management succession planning. A copy of our corporate governance guidelines is available on our website at http://investor.fivebelow.com, under the “Governance” section.

Our Purpose and Environmental Social & Governance Initiatives

Five Below is a purpose driven organization strongly rooted in “The Five Below Way” and our five core values which guide every day.

Why We Exist - Our Purpose -	What We Believe - The Five Below Way -	How We Behave - Our Five Core Values -
Five Below knows life is way better when you’re free to Let Go and Have Fun in an amazing experience filled with unlimited possibilities priced so low we make it easy to say YES! to the newest, coolest stuff!

We are an Adopted Family. One who actively participates and leans in to support each other and our business.

In this family, we value every individual for their uniqueness and potential. We know Five Below is strongest when our teams reflect the diversity of the communities we serve and our crew members can bring their whole authentic self to work, do what they do best, feel that they truly belong and grow every single day.

We live our purpose through five core values. These values guide all of our decisions and actions.

•  Wow Our Customers

•  Unleash Your Passion

•  Hold the Penny Hostage

•  Achieve the Impossible

•  Work Hard, Have Fun and Build a Career

In connection with our strong foundational purpose and values, management, at the direction and subject to the oversight of our board of directors and its nominating and corporate governance committee, is engaged in an ongoing effort to continually evaluate and improve in the areas of environmental, social and governance (“ESG”) matters.

In the past year the Company has taken a variety of initial steps forward as it embarks on its ESG journey:

(1)	Engagement of an ESG Advisor: The Company engaged an advisor, Clermont Partners, to assist in the further development of its ESG initiatives, including developing a multi-year ESG roadmap.

(2)

ESG Oversight: The board expanded the scope of the nominating and corporate governance committee’s charter to include oversight of the Company’s ESG initiatives, and to regularly report to the full board on progress. In addition, management established a sustainability committee led by members of its senior leadership team which will report to the nominating and corporate governance committee and the full board, as appropriate.

(3)

Additional Board Member: The board of directors is proud to have expanded upon its own membership and its diversity through the addition of Zuhairah Scott Washington to the board in September 2020. Mrs. Washington, who is currently the SVP and Global Head of Strategic Partners, Lodging and Vacation Rentals at Expedia Group, brings more than 20 years of leadership experience in the technology and consumer space to the Company. She earned a joint graduate degree—a JD from Harvard Law School and an MBA from Harvard Business School— and graduated magna cum laude from UCLA with a BA in political science and public policy. In March 2020, she was named as one of the 100 Most Influential Black Executives in Corporate America by Savoy Magazine.

(4)

Board Diversity: Our board of directors is diverse in its expertise and experience, with members who have unique perspectives, backgrounds and experiences. With the addition of Mrs. Washington, female members now constitute 30% of the board’s composition and the board has increased its ethnic diversity (with 20% of its members representing ethnic minorities). The board of directors and its nominating and corporate governance committee will continue to consider diversity in all forms as it evaluates board composition in the future.

(5)

Enhanced Code of Business Conduct and Ethics: The board of directors, with the recommendation of the audit committee, adopted revisions to our Code of Business Conduct and Ethics to further strengthen the Company’s policy against corruption and bribery, to reinforce the Company’s commitment to fair pay, and to reinforce the availability of the Company’s anonymous whistleblower hotline.

(6)

Enhanced Audit Committee Charter: In light of the increased focus on cybersecurity and information technology risks, the board of directors, with the recommendation of the audit committee, adopted revisions to its Audit Committee Charter to clarify the committee’s role in oversight of such risks, controls and procedures, including the Company’s plans to mitigate cybersecurity risks and respond to data breaches.

(7)

Revised Vendor Manual: The Company enhanced its vendor manual to emphasize that Company vendors must, as a condition to working with the Company, provide fair pay and a safe working environment, free of discrimination and harassment, for all of their employees.

(8)

Revamped Data Privacy & Security Policy: The Company recently enhanced its data privacy policy to protect our customers’ data and privacy. The Company is committed to obtaining data through lawful and transparent means and processing user data that is limited to the stated purpose.

The Company’s progress on ESG initiatives to date is summarized on our website at http://investor.fivebelow.com, under the “Governance” section.

AUDIT COMMITTEE REPORT

The audit committee of the board of directors assists the board of directors in performing its oversight responsibilities for our financial reporting process and audit process as more fully described in the audit committee’s charter. Management has the primary responsibility for the financial statements and the reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon.

In the performance of its oversight function, the audit committee reviewed and discussed our audited financial statements and reporting process for the fiscal year ended January 30, 2021, including internal controls over financial reporting, with management and with our independent registered public accounting firm. In addition, the audit committee discussed with our independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees. The audit committee has also received and reviewed the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the accounting firm’s communications with the audit committee concerning independence and has discussed with our independent registered public accounting firm that firm’s independence and considered whether any non-audit services provided by the independent registered public accounting firm are compatible with maintaining its independence.

Based on the review and discussions with management and our independent registered public accounting firm described above, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 30, 2021 filed with the SEC.

Audit Committee

Michael F. Devine, III, Chairman

Dinesh S. Lathi

Richard L. Markee

Ronald L. Sargent

The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on our review and discussion with management, the compensation committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Thomas M. Ryan, Chairman

Kathleen S. Barclay

Catherine E. Buggeln

Dinesh S. Lathi

Richard L. Markee

The foregoing report of the compensation committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

EXECUTIVE OFFICERS

Kenneth R. Bull. Mr. Bull, 58, has served as our Chief Financial Officer and Treasurer since 2012. He joined the Company as Senior Vice President, Finance in 2005 and has also served as our Secretary. Previously, Mr. Bull was the Finance Director and Treasurer for Urban Outfitters, Inc., a specialty lifestyle merchandising retailer, from 1999 to 2003, and the Vice President, Finance and Controller for Asian American Partners d/b/a Eagle’s Eye, a wholesaler and retailer of women’s and children’s better apparel from 1991 to 1999.

Eric M. Specter. Mr. Specter, 63, joined the Company as Chief Administrative Officer in July 2014. Prior to joining the Company, Mr. Specter served as Executive Vice President and Chief Integration Officer of Ascena Retail Group, Inc. (“Ascena”), a specialty clothing, shoes and accessories retailer, from 2012 to 2014. Previously, Mr. Specter served as Executive Vice President and Chief Financial Officer of Charming Shoppes, Inc., a specialty apparel retailer, from 1997 until it was acquired by Ascena in 2012.

Michael F. Romanko. Mr. Romanko, 55, has served as our Chief Merchandising Officer since March 2019, having joined us as Executive Vice President of Merchandising in January 2015. Prior to joining the Company, Mr. Romanko served as Chief Design Officer of Patriarch Partners, LLC, a private equity firm, from 2013 to 2015. Previously, Mr. Romanko was a Partner at Qbbs Global LLC, a retail strategy consulting firm, from 2009 to 2013.

Judith L. Werthauser. Ms. Werthauser, 55, joined the Company in February 2019 as our Chief Experience Officer. Prior to joining the Company, Ms. Werthauser served as Executive Vice President and Chief People Officer of Domino’s Pizza, Inc., a global pizza company, from 2016 to 2019. Previously, Ms. Werthauser was Senior Vice President of Human Resources at Target Corp., a general merchandise retailer, from 2012 to 2016, and occupied senior human resources management positions at Target Corp. from 2008 to 2012.

George S. Hill. Mr. Hill, 55, joined the Company as Executive Vice President of Operations in May 2017. Prior to joining the Company, Mr. Hill served as Senior Vice President, Retail Operations for Dick’s Sporting Goods, a sporting goods retailer, from 2014 to 2017. Previously, Mr. Hill was a Senior Vice President at Office Depot, an office supply retailer, from 2004 to 2014.

A biography for Mr. Anderson is included under the heading “Board of Directors.”

Our executive officers are appointed by our board of directors and serve until their successors have been duly appointed and qualified or their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

We are committed to providing a compensation program for our executive officers that is aligned with the strategic direction of our business, motivates our executive officers to achieve our Company goals, and rewards them for creating value for our shareholders. This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation program and how the compensation provided to our principal executive officer, our principal financial officer, and our three other most highly compensated executive officers (collectively referred to as the Named Executive Officers or “NEOs”) was determined in fiscal 2020.

The Named Executive Officers for fiscal 2020, as well as the positions held by each during the year, are:

Name	Position
Joel D. Anderson	President and Chief Executive Officer
Kenneth R. Bull	Chief Financial Officer and Treasurer
Eric M. Specter	Chief Administrative Officer
Michael F. Romanko	Chief Merchandising Officer
Judy Werthauser	Chief Experience Officer

This CD&A focuses on the Company’s fiscal 2020 compensation programs, actions and outcomes relative to the Company’s fiscal 2020 performance. Those outcomes considered the short-term financial and operating achievements against plan objectives, and stock price performance on an absolute and relative basis through the end of fiscal 2020. This CD&A also addresses the compensation programs, and certain revisions thereto, made as a result of the unprecedented COVID-19 outbreak and its impact on the Company’s business. As described further here, the Company’s executive compensation programs strongly align realized compensation outcomes with the Company’s absolute and relative stock price performance.

Executive Summary

Our Response to COVID-19

As a result of the coronavirus (or COVID-19) pandemic in 2020, federal, state and local governments and private entities mandated various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories, and quarantining of people who may have been exposed to the virus. Such mandates required reduction of operating hours and forced temporary closures of certain retailers and other businesses.

As a result of these restrictions and out of concern for the safety of our customers and employees, we temporarily closed all of our stores as of March 20, 2020. We began reopening our stores at the end of April in compliance with federal, state and local requirements.

As detailed further below in the “Annual Incentive Bonus” section, we dynamically adjusted to the new reality of COVID-19 and, despite the headwinds, continued to make great progress on our goals, ultimately culminating in our strongest holiday comparable sales increase since 2011, and 13.5% comparable store sales in the second half of fiscal 2020. In the first half of fiscal 2020 our focus was on business continuity and liquidity preservation. In the second half of fiscal 2020 we shifted our focus to resuming our growth and supporting the business through a time of unprecedented demand, resulting in record comparable and average store sales in the third and fourth quarters of fiscal 2020.

Fiscal 2020 Performance Highlights

Although the temporary store closures due to COVID-19 negatively impacted our business, we continued to achieve exceptional performance in fiscal 2020 as a result of the continued strength of our business model with broad-based strength across our merchandise “worlds” as our trend-right value offering and fun in-store experience drove both new and existing customers to our Company.

In fiscal 2020, despite temporary store closures due to COVID-19, we:

•	Achieved approximately $1.96 billion in net sales;

•	Achieved operating income of $154.8 million;

•	Achieved net income of $123.4 million;

•	Drove earnings per share of $2.20;

•	Opened 120 net new stores, bringing us to a total of 1,020 stores in 38 states as of January 30, 2021;

•	Achieved a per share price of the Company’s common stock of $175.73 as of January 30, 2021 (approximately a 55% increase from the share price of $113.64 at the beginning of fiscal year 2020).

Fiscal 2020 Compensation Highlights

Our compensation program for the NEOs is driven by the need to recruit, develop, motivate, and retain top talent both in the short- and long-term and also align the interests of NEOs and shareholders. As a result of the extraordinary impact of COVID-19 on our business, we made key modifications to our compensation program in fiscal 2020. Specifically:

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Base Salaries: All NEOs received base salary increases in early fiscal 2020 in consideration of market compensation levels and their ongoing contributions to our success. However, as noted above, due to COVID-19, we implemented a voluntary temporary base salary reduction during the first quarter of 2020 of 50% for Joel Anderson, our Chief Executive Officer, and a 25% base salary reduction for the remainder of the executive leadership team that reports into Mr. Anderson. The NEOs’ regular salary rates resumed in the second quarter of 2020 after substantially all of the Company’s stores were reopened.

•	Annual Incentive Bonuses:

Incentive Bonus Plan. In March 2020, the board of directors approved the adoption of the Five Below, Inc. 2020 Performance Bonus Plan (“Incentive Bonus Plan”). The board’s approval followed the approval of the Incentive Bonus Plan by the compensation committee. The Performance Bonus Plan provides opportunities for the employees of the Company (including the Named Executive Officers and members of senior and mid-level management) to receive cash bonus payments based on the achievement of certain performance goals, as determined by the compensation committee.

Target Bonus Opportunities. Fiscal 2020 target bonus opportunities under the Incentive Plan (reflected as a percentage of base salary) were increased from fiscal 2019 levels (from 110% to 125% of base salary for Mr. Anderson, and from 70% to 75% of base salary for the other NEOs). Due to the impact of COVID-19, the Company’s pre-incentive operating income (as defined below in the “Annual Incentive Bonus” section) was below the threshold performance levels for the year. However, in light of the extraordinary impact of our NEOs efforts in managing the COVID-19 crisis (including voluntarily accepting a temporary base salary reduction), continuing our strong growth trajectory, and delivering a very strong second half of fiscal 2020, the compensation committee approved an incentive bonus for each of the NEOs equal to 75% of their fiscal 2020 target bonus. The Committee believes that these below-target payouts are appropriate, and reflective of the management team’s extraordinary navigation through the pandemic, keeping the business operating and adequately liquid, while also acknowledge the challenging environment during 2020.

•	Long-term Equity Incentive Grants:

•

In early 2020, prior to the impact of the COVID-19 crisis, the compensation committee decided to grant the same mix of equity awards as fiscal 2019, which consisted of time-vesting restricted stock units (“RSUs”) with a 25% weighting and performance-based restricted stock units (“PRSUs”) with a 75% weighting. As such, in March 2020 the NEOs were granted:

•

Performance-based restricted stock units that generally vest after a three-year performance period based on the achievement of cumulative operating income goals, generally contingent on continued employment with the Company; and

•

Restricted stock units that generally vest 50% two years after the grant date and 25% on each of the third and fourth anniversaries of the grant date, generally contingent on continued employment with the Company.

•

In September 2020, the compensation committee reviewed the impact of the COVID-19 crisis on the Company’s executive compensation programs and, in particular, the performance-based restricted stock units outstanding with NEOs under the Company’s long-term incentive program.

•

Due to the impact on the Company’s operating income performance for fiscal 2020 as a direct result of the COVID-19 crisis, the compensation committee recognized that achievement of any payout under the outstanding fiscal 2018, 2019 and 2020 performance-based restricted stock units was very unlikely, even though each of these prior awards were tracking at or above target prior to the onset of the pandemic.

•

The Committee comprehensively assessed the circumstances and determined that an incremental, highly performance-based equity award was appropriate to continue performance focus, alignment with shareholders, and reinforce retention. As such, the committee approved new equity awards for the NEOs consisting of performance-based restricted stock units for all of the NEOs and time-based restricted stock units for all of the NEOs other than Ms. Werthauser (due to her shorter tenure).

•	The time-based restricted stock units were a relatively small portion of the awards (less than 30% of the total fair value of the awards on the date of grant).

•

For the performance-based awards, the compensation committee adopted a challenging relative total shareholder return metric, directly aligning the NEOs with shareholders, with a shareholder friendly performance curve which requires performance at the 60th percentile for an award to be fully earned.

•	In November 2020, each of the NEOs elected to voluntarily forfeit all of their then outstanding performance-based restricted stock unit awards, other than those awarded in September 2020.

Key Governance Practices

We follow a number of key governance practices that support our compensation philosophy and align with long-term Company success while helping to mitigate compensation risks. The chart below reflects our general governance practices, and does not account for the extraordinary measures we took in 2020 as a result of the effect of COVID-19.

What We Do

✓    We provide a significant portion of pay opportunities in variable or “at-risk” compensation linked to drivers of shareholder value creation

✓    The compensation committee reviews our executive compensation program, including compensation philosophy and objectives, on an ongoing basis

✓    The compensation committee annually reviews and approves targets for our incentive compensation plans

✓    Incentive plan payouts have threshold, target, and maximum levels to mitigate the potential for windfall gains or excessive risk-taking

✓    75% of the annual long-term equity incentive grant to each Named Executive Officer has performance-based vesting criteria

✓   The compensation committee regularly reviews risks related to our executive compensation programs and arrangements

✓   We provide severance benefits to our Named Executive Officers only on specific termination events

✓   The compensation committee has retained an independent advisor for support with executive and director compensation

✓   We have a clawback policy in place, and restrictions on hedging and pledging

✓   We have stock ownership guidelines in place for our executives and non-employee directors

What We Don’t Do
× No compensation is guaranteed under our performance-based incentive programs	× We will not reprice stock options without shareholder approval
× We do not provide tax gross-ups related to the impact of excise tax under Section 280G of the Internal Revenue Code	× We do not provide a defined benefit pension plan for our employees

Elements of Our Executive Compensation and Benefits Programs

In fiscal 2020, our original pre-COVID-19 compensation consisted of the elements described below. As described in detail in this proxy, we made changes as a result of the widespread impact of COVID-19.

Element of Pay	Purpose	Alignment with Principles & Objectives
Base Salary	Recognize and reward for the scope of a Named Executive Officer’s role and their individual performance

•     Provides a minimum, fixed level of cash compensation to reflect the level of accountability of talented executives who can continue to improve the Company’s overall performance

•     Value provided is aligned with executives’ experience, industry knowledge, duties and scope of responsibility as well as the competitive market for talent

Annual Incentive Bonus	Reward for success in achieving annual objectives	• Value paid out is variable dependent on the Company’s performance through the fiscal year • Motivates executives to achieve specific annual performance goals and objectives

PRSUs	Reward for the achievement of long-term performance and shareholder value creation

•     Value realized is variable based on Company performance, typically over a multi-year period

•     Motivates executives to achieve specific long-term objectives driving our ongoing growth

•     Aligns the executives’ interests with long-term shareholder interests to ensure a strong continued focus on increasing overall shareholder value

RSUs	Retain key executives and reward for shareholder value creation

•     Value is typically delivered over a four year period

•     Aligns the executives’ interests with long-term shareholder interests to ensure a strong continued focus on increasing overall shareholder value

Retirement (401(k) Plan), Employee Stock Purchase Plan, health and welfare benefits, and limited perquisites	Enhances total compensation to provide a package that is competitive with market practices	• Provides competitive benefits that support the health, wellness and long-term financial security of our full-time employees

Pay Mix

The portion of executive compensation devoted to each of the elements of pay we provide is driven by our compensation philosophy as well as each NEO’s role and strategic value to the organization.

We put a significant portion of each executive’s compensation “at risk,” with particular focus on long-term equity incentives that align the interests of our executives with those of shareholders. The below table summarizes the percentage of pay for each element of compensation for each of our CEO and the other NEOs (on average). Because of the unusual impact of the COVID-19 crisis on the Company’s executive compensation programs, the below table shows the pre-COVID-19 plan for executive compensation for fiscal 2020 which includes (1) the annualized base salary rates as established by the Board for fiscal year 2020 (prior to the COVID-19 crisis), (2) the target annual cash incentives as established by the Board for fiscal year 2020 (prior to the COVID-19 crisis), and (3) the annual long-term incentives awarded by the Compensation Committee in March 2020 (prior to the COVID-19 crisis). The table also shows the revised compensation mix for each of our CEO and other NEOs (on average) as of fiscal year end, taking into account (i) the voluntary temporary pay reductions implemented for each of the NEOs in fiscal 2020 as a result of COVID-19, (ii) the forfeiture of the PRSU portion of the March 2020 awards to NEOs (which forfeiture occurred in November 2020), (iii) the actual cash bonus paid to each NEO for fiscal 2020 performance, and (iv) the off-cycle equity awards in September 2020 to the NEOs.    As shown below, a significant percentage of our NEOs’ compensation mix is “at risk,” with a large portion in the form of long-term performance-based awards.

	CEO		Average of Other Named Executive Officers
	Original Fiscal 2020 Target Compensation (Pre-COVID-19)	Adjusted Fiscal 2020 Compensation at FYE	Original Fiscal 2020 Target Compensation (Pre-COVID-19)	Adjusted Fiscal 2020 Compensation at FYE
Base Salary	19%	6%	33%	21%
Annual Incentive Bonus	24%	7%	24%	12%
RSU	14%	33%	11%	21%
PRSU	43%	54%	32%	46%
Total “At Risk” Compensation	81%	94%	67%	79%

Purpose and Philosophy

We strive to provide compensation opportunities to our Named Executive Officers according to the following principles:

•	our executive compensation programs are aligned with and support the strategic direction of our business;

•	we design compensation levels to reflect the level of accountability and future potential of each executive and the achievement of outstanding individual results and Company performance;

•	our compensation programs are designed to link pay with overall Company performance and reward executives for behaviors which drive shareholder value creation;

•

as a Named Executive Officer’s level of responsibility increases, the proportion of compensation “at risk” may increase; however, such compensation programs should not encourage excessive or unnecessary risks; and

•	the design and administration of our compensation programs are intended to reflect market practices to be financially efficient, affordable and legally compliant.

We regularly review the competitiveness of compensation provided to our Named Executive Officers, and generally set target compensation at levels that are competitive with other retail peers.

Compensation decisions are made by the compensation committee after careful consideration of market competitive levels as well as our annual performance and the impact of each executive’s performance on our business results. As our compensation program is designed with a significant amount of pay “at risk,” we would expect to provide below-market compensation if our performance is below our objectives, and provide above-market compensation if we significantly exceed our objectives.

Peer Group

The peer group for market compensation analysis we used in fiscal 2020 was developed by the compensation committee with the support of Meridian, its independent advisor, based on a review conducted in fiscal 2019 to ensure the ongoing appropriateness of peers.

The group used for fiscal 2020 purposes was comprised of the following similarly-situated companies within the retail industry:

Aaron’s Burlington Stores Carter’s Columbia Sportswear Deckers Outdoor DSW Floor & Décor Lululemon Athletica	Ollie’s Bargain Outlet Party City RH Sleep Number The Children’s Place Urban Outfitters Williams-Sonoma

Role of the Compensation Committee

Mses. Barclay and Buggeln and Messrs. Lathi, Markee and Ryan (Chairman) are members of the compensation committee, all of whom are independent as defined under the corporate governance rules of The NASDAQ Stock Market LLC and satisfied the independence standards for the compensation committee established by the applicable rules and regulations of the SEC and The NASDAQ Stock Market LLC.

Our board of directors has delegated administration of our executive compensation program to the compensation committee, which operates under a written charter laying out its roles and responsibilities regarding executive compensation. Our compensation committee reviews the performance of our Chief Executive Officer and makes determinations and decisions on his compensation, including the components, mix and targeted value. The compensation committee has responsibility for administering and approving annually all elements of compensation for the Company’s Named Executive Officers.

Role of Executives in Establishing Compensation

Our Chief Executive Officer provides recommendations regarding the design of our compensation programs to the compensation committee for all Named Executive Officers, excluding himself. As part of the compensation evaluation process, the Chief Executive Officer presents to the compensation committee an individual assessment of each Named Executive Officer’s performance, excluding himself, over the prior year, as well as the recommended compensation action for each such Named Executive Officer. The compensation committee considers the input of the Chief Executive Officer, but the final determination as to the performance of and the compensation or compensation opportunities offered to the Named Executive Officers is determined in the compensation committee’s sole discretion. As stated above, the compensation committee does not receive input from the Chief Executive Officer with respect to his own compensation and performance; accordingly, the compensation committee makes its own independent assessment of the Chief Executive Officer.

Compensation Consultant

In fiscal 2020, the compensation committee engaged Meridian as its independent compensation consultant to conduct market reviews and to provide assistance, guidance, and consideration with respect to, among other things:

•	Our compensation philosophy and peer group;

•	Targeted compensation amounts for Named Executive Officers;

•	Ongoing annual and long-term incentive compensation strategy and design;

•	Board of directors’ compensation levels and structure; and

•	Overall market trends, regulatory developments, and other executive and governance related pay matters

The compensation committee, in conjunction with its compensation advisor, regularly reviews various elements of our compensation program for both employees and directors. In fiscal 2020, Meridian supported the compensation committee with the mandates listed above and also provided other support, including an update on executive compensation governance and regulatory trends.

The compensation committee has examined the independence of Meridian under factors contained in the NASDAQ listing standards and determined that Meridian is independent and concluded that their work for us does not raise any conflict of interest. Because of policies and procedures that Meridian and the compensation committee have in place, the compensation committee is confident that the advice it receives from executive compensation consultants at Meridian is objective and not influenced by Meridian’s or its affiliates’ relationships with the Company or its officers.

Shareholder Advisory Vote on Executive Compensation

At our 2020 annual meeting, we conducted a “Say-on-Pay” shareholder advisory vote, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Having received approximately 98% of the shares voting in approval of this advisory vote on our executive compensation, the compensation committee believes that our shareholders continue to be supportive of our executive compensation practices. Nevertheless, we continue to review and refine our executive compensation practices in an ongoing effort to ensure that those practices support our overall corporate goals and values and are aligned with our compensation philosophy. Our next Say-on-Pay vote, which we conduct on an annual basis, will be conducted at this Annual Meeting.

At our 2019 annual meeting, we conducted a shareholder advisory vote on the frequency of future Say-on-Pay votes. Approximately, 76% of the shares voting on the frequency of Say-on-Pay votes, voted for annual Say-on-Pay votes, even though the Board had recommended continuing its existing triennial policy. Even though this shareholder vote is non-binding, the board of directors has determined to conduct a Say-on-Pay Vote on an annual basis, in accordance with the results of that shareholder vote. Therefore, we will be conducting a Say-on-Pay Vote at this Annual Meeting.

Base Salary

The compensation committee believes that competitive salaries must be paid in order to attract and retain high-quality executives. We annually review our executives’ base salaries and make adjustments when appropriate based on individual and Company performance as well as market competitiveness.

In early fiscal 2020 (prior to a full understanding of the impact of COVID-19), following a review of the market competitiveness of compensation provided to our Named Executive Officers and in consideration of their respective considerable contributions to our ongoing growth and the achievement of our strategic objectives, the compensation committee approved salary increases for our Named Executive Officers.

Base salary rates for each of our Named Executive Officers for fiscal years 2019 and 2020 were:

Named Executive Officer	2019 Base Salary	2020 Base Salary (Rate)(1)	2020 Base Salary (Actual)(1)
Joel D. Anderson	$950,000	$1,000,000	$901,923
Kenneth R. Bull	$540,000	$625,000	$572,332
Eric M. Specter	$540,000	$560,000	$525,759
Michael F. Romanko	$550,000	$625,000	$574,639
Judy Werthauser	$510,000	$560,000	$518,846

(1)

The amounts shown in the “2020 Base Salary (Rate)’ column show an annualized base salary payable to each NEO. However, as noted above, due to COVID-19 we implemented a voluntary temporary base salary reduction of 50% for Mr. Anderson, and a 25% base salary reduction for the remainder of the NEOs. This compensation was reinstated in the second quarter of 2020 after substantially all of our stores were reopened. The amounts shown in the “2020 Base Salary (Actual)” column show the actual base salary payable to each NEO with the effect of the voluntary pay reductions.

See “Executive Compensation—Summary Compensation Table” for more information about the actual amounts earned by each Named Executive Officer in each fiscal year.

Annual Incentive Bonus

Named Executive Officers earn cash incentive awards under the Five Below, Inc. 2020 Performance Bonus Plan (“Incentive Bonus Plan”) for achieving and exceeding our annual financial goals. The Incentive Bonus Plan is administered by the compensation committee. Payouts under the plan are calculated based on our performance relative to targets that are approved by the compensation committee each year.

In March 2020, the compensation committee approved the Incentive Bonus Plan design and performance targets for the Named Executive Officers for fiscal 2020. The committee adopted a weighted scorecard approach in 2020 to provide a balanced and motivating annual incentive plan that is also aligned with market best practices.

•

Each Named Executive Officer has a targeted bonus opportunity defined as a percent of base salary. The target bonus opportunity for Mr. Anderson was 125% of base salary for fiscal 2020. The target bonus opportunities for Messrs. Bull, Romanko, Specter, and Werthauser were 75% of base salary for fiscal 2020.

•

The payout opportunity is based on pre-incentive adjusted operating income (defined below) and total Company sales for all Named Executive Officers. “Adjusted operating income” means the Company’s operating income (determined prior to giving any effect to any bonuses potentially payable under the Incentive Bonus Plan) as reflected in the Company’s audited financial statements, adjusted to exclude the impact of: (a) all expense (net of reimbursement) incurred as part of a public offering of the Company’s securities, whether by the Company or by selling shareholders or both; (b) expenses incurred related to acquisition transaction costs; (c) income/expense incurred due to a change in accounting principles; (d) external expenses incurred during the start-up period for any new business venture; and (e) any other adjustments that may be approved by the Compensation Committee.

•	Payouts for each metric can range from 0% to 200% of target, with payouts interpolated on a linear basis for actual performance that falls between threshold, target and maximum performance goals.

•	Each NEO’s bonus opportunity was further subject to an adjustment, upward or downward, of up to 20% based on the Company’s achievement of Company strategic goals in fiscal 2020.

•	No payouts are earned under the Incentive Bonus Plan if pre-incentive operating income does not meet the threshold level.

For early fiscal 2020, the compensation committee set target goals that were challenging and considered the Company’s growth expectations and strategy in a pre-COVID-19 landscape. Additionally, the level of performance required to achieve maximum payout under the Incentive Bonus Plan was determined by the compensation committee to be reflective of truly outstanding performance. The table below summarizes performance levels for pre-incentive operating income and net sales under the Incentive Bonus Plan for fiscal 2020:

Metric	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)	Actual Achievement	Actual Achievement (% of target)
Pre-Incentive Operating Income	$258.5 million	$279.8 million	$308.0 million	$171.9 million	0%
Net Sales	$2,186.7 million	$2,237.7 million	$2,308.2 million	$1,962.1 million	0%

The target bonus opportunities, weighting of performance metrics, and bonus achievement for each of our Named Executive Officers for fiscal 2020 were as follows:

Named Executive Officer	Fiscal 2020 Bonus Metric Weightings (% of target)
	Fiscal 2020 Target Bonus (% of base salary)	Pre-Incentive Operating Income	Net Sales	Fiscal 2020 Bonus Achievement (% of Target)
Joel D. Anderson	125%	60%	40%	0%
Kenneth R. Bull	75%	60%	40%	0%
Eric M. Specter	75%	60%	40%	0%
Michael F. Romanko	75%	60%	40%	0%
Judy Werthauser	75%	60%	40%	0%

2020 Qualitative Bonuses and Compensation Committee Rationale

Compensation Committee Rationale for Qualitative Bonuses

Throughout fiscal 2020, the compensation committee met four times to discuss the performance of executives and the overall performance of the Company. During these meetings, the compensation committee received regular updates from management about the performance of the Company, as well as the health and safety of employees.

Subsequent to the end of fiscal 2020, the compensation committee reviewed the performance of the Company and the impact of COVID-19 on the business. As discussed in greater detail below, the compensation committee determined that the miss to both the pre-incentive operating income and net sales metrics were entirely driven by the temporary store closures directly caused by the COVID-19 crisis. The compensation committee further noted the extraordinary impact of the efforts of Company management, led by our NEOs, in not only leading the Company through the crisis, but in also delivering record comparable sales growth in the second half of fiscal 2020 while maintaining the Company’s strong growth trajectory in an overwhelming challenging environment (including opening up 120 net new stores, completing construction of and opening a new distribution center in fiscal 2020, and implementing a new core ERP system (Oracle Retail)). The compensation committee further noted the swift and aggressive actions taken by management, including the NEOs, to preserve liquidity in the early days of the COVID-19 crisis.

The compensation committee considered several alternative approaches to determine how to properly reward NEOs for their contributions in fiscal 2020, including the following:

•	Not awarding any bonuses to NEOs for fiscal 2020;

•	Granting additional equity opportunities in 2021 in lieu of any cash payments for fiscal 2020; and

•	Paying out bonuses for fiscal 2020 based on qualitative considerations by the committee.

The compensation committee considered the following mitigating factors in determining whether to award bonuses:

•	the voluntary temporary reduction in base salary by each of the NEOs for a period of time until the Company’s stores were reopened;

•	the Company’s performance in the second half of fiscal 2020 against revised budgets; and

•	the Company’s stock price performance throughout fiscal 2020 relative to peers and broader indices.

The compensation committee determined that the best course of action that would further the interests of shareholders and the Company would be to pay a bonus to each NEO equal to 75% of each NEO’s fiscal 2020 target bonus based on qualitative considerations. The actual amount of each incentive bonus payable to Named Executive Officers for fiscal 2020 is shown in the “Bonus” column of the Summary Compensation Table.

Considerations for Qualitative Bonuses

Challenges to Our Business as a Result of COVID-19

As a result of the coronavirus (or COVID-19) pandemic in fiscal 2020, federal, state and local governments and private entities mandated various restrictions, including travel restrictions, restrictions on public gatherings, stay at home orders and advisories, and quarantining of people who may have been exposed to the virus. Such mandates required reduction of operating hours and forced temporary closures of certain retailers and other businesses. As a result of these restrictions and out of concern for our customers and employees, we temporarily closed all of our stores as of March 20, 2020. We began reopening our stores at the end of April in compliance with federal, state and local requirements.

The temporary closures of our stores in the first half of fiscal 2020, and decreased customer traffic in stores, including, without limitation, as the result of limitations on the number of persons permitted in stores at one time by certain local and state regulations, materially impacted our business operations and results of operations, including our net sales, earnings and cash flows. These challenges rendered the original fiscal 2020 Annual Incentive Program obsolete since threshold goals were not achieved. As noted above, this was not reflective of poor management performance.

Qualitative Considerations

In light of these challenges, the committee determined to pay a bonus to each NEO equal to 75% of each NEO’s fiscal 2020 target bonus based on the following qualitative considerations:

1.	Business continuity and liquidity preservation during the first half of fiscal 2020;

2.	Resuming our growth and supporting the business through a time of unprecedented demand during the second half of fiscal 2020; and

3.	Fiscal 2020 financial and stock performance despite the negative impact of COVID-19 to our business.

These considerations, which are detailed below, reflect both executive and Company performance during fiscal 2020.

Business Continuity

•	We formed business continuity task force and solution teams, which met on an almost daily basis;

•	We established multiple methods of frequent and transparent communicating and managing all stakeholders (employees, customer, vendors, partners and board);

•	We closely monitored changes in local and state ordinances to ensure compliance and protect against Company liability;

•	We implemented safety protocols at all locations prioritizing employee, customer and community safety through policy changes, physical safety enhancements, training and adjustments to work models;

•	We leveraged our strong technology foundation to pivot our corporate workforce to remote working;

•	We redeployed our employees in new ways (supporting customer and crew call centers, redeploying support to distribution centers and preparing for reopenings);

•	We drove safe and aggressive store reopenings as soon as permissible by state and local regulations; and

•	We accelerated testing and investments in new technology and customer services (e.g. curbside pickup, assisted checkout).

Liquidity Preservation

•	A majority of our store and distribution center employees were furloughed in March and we covered the cost of health benefits for such furloughed employees through the end of May;

•

We implemented a voluntary temporary base salary reduction of 50% for Joel Anderson, our Chief Executive Officer, and a 25% base salary reduction for the remainder of the executive leadership team that reports into Mr. Anderson. Their regular rates of compensation resumed in the second quarter of fiscal 2020 after substantially all of the Company’s stores were reopened;

•	Our board of directors elected to forgo its quarterly cash retainers for the first quarter of fiscal 2020;

•

We implemented a temporary pay reduction for all salaried corporate employees and certain field and supply chain leadership (the regular pay rate resumed in the second quarter of fiscal 2020 after substantially all of our stores reopened) and delayed annual salary increases for corporate employees;

•

As permitted by the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, we have applied for and received payroll tax credits with the IRS, and elected to defer the payment of the employer’s portion of FICA taxes;

•

We implemented significant temporary non-payroll expense reductions, including advertising, occupancy and other store operating expenses, distribution and corporate office operating expenses, as well as professional and consulting fees;

•	We temporarily ceased paying rent on all closed store locations. We have since resumed rent payments and/or agreed to lease modifications with virtually all of our landlords;

•

We cancelled certain vendor orders and delayed receipts on others in order to manage inventory levels, and extended payment terms for product and non-product vendors, although we have since returned to more normalized payment terms;

•

We significantly reduced our fiscal 2020 capital expenditure budget, including reducing the number of new stores to be opened in fiscal 2020 and delaying purchase and construction of a new Midwest distribution center; and

•	We amended our credit facility and increased our line of credit from $50 million to $225 million.

Resuming Growth

•

We evolved our product mix to meet the needs of our customers by adding to our assortment of essential products ( including items such as cleaning, personal hygiene and other pandemic-related products), food and drink, fitness products, pet accessories, and products needed to support work-from-home and school-from-home;

•	We successfully implemented a new core ERP system (Oracle Retail) on-time and as planned pre-COVID-19;

•	We opened our fourth distribution center in Conroe, Texas and broke ground on our fifth distribution center in Buckeye, Arizona on-time and as planned pre-COVID-19;

•	We pushed forward on our new store program and remodels as planned pre-COVID-19;

•	We proactively added assisted check-out to over 100 stores to provide a socially distant and safe checkout option to our customers in light of COVID-19; and

•

We moved quickly to continue to drive our digital business. This included completing the transition of our website to the Hollar platform, which we acquired in late fiscal 2019 (on-time and as planned pre-COVID-19), piloting delivery from store (unplanned pre-COVID-19), and added our Ohio distribution center as an additional e-commerce fulfillment center (unplanned pre-COVID-19).

Fiscal 2020 Financial Performance

•	Achieved approximately $1.96 billion in net sales;

•	Achieved operating income of $154.8 million;

•	Achieved net income of $123.4 million;

•	Delivered earnings per share of $2.20;

•	Opened 120 net new stores, bringing us to a total of 1,020 stores in 38 states as of January 30, 2021; and

•	Achieved a per share price of the Company’s common stock of $175.73 as of January 30, 2021 (an approximately 55% increase from $113.64 at the beginning of the fiscal year).

In summary, considering the above achievements and management’s overall ability to positively navigate through the pandemic, while preserving the interests of shareholders and keeping the Company operational, the compensation committee determined that it was appropriate to provide the 75% payment to the Named Executive Officers.

Long-term Equity Incentive Compensation

Equity awards under the Five Below, Inc. Amended and Restated Equity Incentive Plan (the “Equity Incentive Plan”) are a vital piece of our total compensation package. They are intended to compensate Named Executive Officers for sustained long-term performance, align the interests of our Named Executive Officers and shareholders and encourage retention through multi-year vesting schedules. Long-term equity incentive awards may take a variety of forms, including the PRSU and RSU grants made in fiscal 2020. Levels, mix, and frequency of awards are determined by the compensation committee, and are designed to reflect each recipient’s level of responsibility and performance.

Overview of Fiscal 2020 Long-term Equity Incentive Awards

Our long-term equity incentive program for fiscal 2020, which was approved pre-COVID-19, was designed to deliver 25% of long-term equity incentive value in RSUs and 75% in PRSUs for our Named Executive

Officers. This apportionment was determined as we believe this balance of equity grants will motivate and reward for long-term, sustainable performance that is aligned with shareholder interests. The value of our annual equity grants is targeted to be at competitive levels, though actual value realized varies based on our long-term performance. For fiscal 2020, the value of their annual equity grants, assuming target performance for the 75% PRSU element, was: $3,000,000 for Mr. Anderson, $1,000,000 for Mr. Romanko, $750,000 for Mr. Bull, and $700,000 for each of Ms. Werthauser and Mr. Specter.

As noted elsewhere, each of the NEOs voluntarily forfeited the PRSU portion of this award, along with the PRSU awards granted in 2018 and 2019, in November 2020. However, this description of the fiscal 2020 program is included below as we believe it is useful for our shareholders to understand the committee’s original pre-COVID-19 design plan.

Restricted Stock Units

The retentive element of RSUs that vest solely based on continued service provides a complement to the PRSUs, which, in addition to containing a service-based vesting component, vest based on the achievement of specified performance criteria. Each RSU represents the right to receive one share of our stock, contingent on continued service to the Company. See “Grant of Plan-Based Awards Table” for more information on the awards granted in fiscal year 2020.

RSUs generally vest over a four-year period, with 50% vesting on the second anniversary of grant and 25% vesting on each of the third and fourth anniversaries. In addition, RSUs granted in fiscal 2020 or after generally become fully vested upon a Named Executive Officer’s termination due to his or her death or disability.

2020 Performance-based Restricted Stock Units

The PRSUs granted in March of 2020 (the “Original PRSUs”) were designed to reward for performance over a three-year period. Key design details include:

•

PRSUs represent the right to receive shares of our common stock based on the attainment of applicable performance criteria and, generally, are further subject to continued service through the performance period.

•	Performance is evaluated based on the Company’s three-year cumulative operating income, subject to adjustments, if any, as determined by the compensation committee.

•	The compensation committee chose operating income as a measure because it believes that there is a strong relationship between growth in operating income and growth in shareholder value.

•

At the end of the three-year performance period, if at least threshold performance is not achieved, no PRSUs will vest and the grants will expire with no actual compensation being delivered to the executives. The chart below sets forth the percentage of the shares underlying the PRSUs that would vest upon attainment of the applicable performance goal. For fiscal 2020, the maximum achievement level was 200% (compared to 150% in previous years):

Performance Level	% of Target Number of PRSUs Awarded Vesting
Maximum	200%
Target	100%
Threshold	50%

•

In addition, a new feature was added in fiscal 2020 to the Original PRSUs that relative total shareholder return (“TSR”) would be applied as a plus or minus 15% adjustment to the number of PRSUs that satisfy the operating income outcome for the performance period as follows (measured versus the constituent companies of the S&P 400 MidCap Index):

Percentile Modifier	Modifier
>= 75th	+ 15%
>=25th to <75th	0%
<25th	-15%

This feature was added in recognition that return to our shareholders is a meaningful consideration when it comes to the design of our executive compensation program.

For performance between threshold, target, and maximum levels, the number of PRSUs vesting is calculated using linear interpolation between the levels summarized above.

The Original PRSUs would have also become fully vested at the target level in the event of a change in control of the Company, and upon a Named Executive Officer’s termination due to his or her death or disability.

When adopted initially, pre-COVID-19, we believed that achievement of the target level of cumulative operating income performance approved by the compensation committee for the PRSUs granted in fiscal 2020 was challenging, but achievable with significant effort and skill, and that the maximum level of performance would be indicative of truly outstanding performance.

Forfeiture of 2018, 2019 and 2020 PRSU Awards

As discussed in greater detail below, due to the impact on the Company’s operating income performance for fiscal 2020 as a direct result of the COVID-19 crisis, the compensation committee determined in September 2020 that achievement of any payout under the outstanding fiscal 2018, 2019 and 2020 PRSUs was very unlikely, even though each of these prior awards were tracking at or above target prior to the onset of the pandemic.

In November 2020, each of the NEOs elected to voluntarily forfeit all of their then outstanding performance-based restricted stock unit awards, other than those awarded in September 2020 by the compensation committee. This includes all of the annual PRSUs awarded in 2018, 2019 and 2020 (excluding the off-cycle awards described below).

2020 Off-Cycle Equity Awards and Compensation Committee Rationale

Compensation Committee Rationale for Off-Cycle Equity Awards

In September 2020, the compensation committee, in consultation with Meridian, its independent consultant, reviewed the impact of the COVID-19 crisis on the Company’s executive compensation programs and, in particular, the PRSUs outstanding with NEOs under the Company’s long-term incentive program. PRSUs granted in 2018, 2019, and 2020 were based on the cumulative adjusted operating income over a three-year period.

For the fiscal year ended January 30, 2021, operating income decreased by 28.8% to $154.8 million from $217.3 million in fiscal 2019. The target goals for three-year cumulative adjusted operating income for 2018, 2019, and 2020 were set at $668 million, $812 million, and $938 million, respectively. The compensation committee and Meridian ran various scenarios to determine the likelihood of achievement for PRSUs granted in 2018, 2019, and 2020.

Due to the impact on the Company’s operating income performance for fiscal 2020 as a direct result of the COVID-19 crisis, the compensation committee recognized that achievement of any payout under the outstanding fiscal 2018, 2019 and 2020 PRSUs was very unlikely. The following table summarizes the potential value of these awards which the Committee determined were unlikely to be earned by the NEOs:

	Potential Value of Previously Issued PRSUs (unlikely to be earned) (1)
NEO	2018 PRSUs ($)	2019 PRSUs ($)	2020 PRSUs ($)	Total of PRSUs ($) (unlikely to be earned)
Joel D. Anderson	$5,958,481	$3,829,145	$3,286,351	$13,073,978
Kenneth R. Bull	$768,765	$425,372	$821,555	$2,015,691
Michael Romanko	$768,765	$425,372	$1,095,406	$2,289,544
Eric M. Specter	$768,765	$425,372	$766,758	$1,960,895
Judy Werthauser	N/A	$567,207	$766,758	$1,333,965

(1)

The potential value of previously issued and outstanding PRSUs for each NEO was estimated based on the closing price of our stock on September 15, 2020, the grant date of the Off-cycle Awards ($132.68) and in reference to the performance to date with respect to previously closed fiscal years.

The compensation committee considered several alternative approaches to handling the unlikely achievement to PRSUs, including canceling PRSUs and replacing them with time-based RSUs; and adjusting the performance targets mid-cycle for PRSUs. The compensation committee also considered mitigating factors in determining whether to grant off-cycle equity awards, and that new off-cycle awards would be subject to our clawback policy.

The compensation committee then determined to award new PRSUs (“Off-cycle PRSUs”) to each of the NEOs and time-based RSUs (“Off-cycle RSUs”) to each of the NEOs other than Ms. Werthauser in consideration of NEO performance for previous fiscal years’ performance and to provide a go-forward retention incentive for such NEOs. For the Off-cycle PRSUs, the compensation committee adopted a relative TSR metric (based on a selection of the Company’s peers), directly aligning the NEOs with shareholders, with a shareholder friendly performance curve which requires performance at the 60th percentile for an award to be fully earned.

Structure of Off-cycle PRSUs

For the Off-cycle PRSUs, the compensation committee adopted a relative TSR metric (based on a selection of the Company’s peers), directly aligning the NEOs with shareholders, with a shareholder friendly performance curve which requires performance at the 60th percentile for an award to be fully earned.

The key terms of the Off-cycle PRSUs are as follows:

•

Off-cycle PRSUs represent the right to receive shares of our common stock based on the attainment of relative TSR or total shareholder return (as defined below) over the applicable Performance Period (defined below).

•

TSR will be measured versus the following peer group (which includes the Company’s current 15 compensation peers plus 5 retail companies from the Company’s reference peer group): Floor & Decor Holdings, Inc., RH, Lululemon Athletica Inc., Deckers Outdoor Corp., Burlington Stores, Inc., Sleep Number Corporation, Aaron’s, Inc., Ollie’s Bargain Outlet Holdings, Inc., Columbia Sportswear Co., Williams-Sonoma, Inc., Carter’s, Inc., Urban Outfitters, Inc., Designer Brands Inc., The Children’s Place, Inc., Party City Holdings Inc., Dollar General Corporation, Dollar Tree, Inc., Ross Stores, Inc., The TJX Companies, Inc., and Ulta Beauty, Inc.

•	The total PRSUs granted to each individual will be separated into three substantially equal number of PRSUs at target, with potentially earned PRSUs determined by three separate Performance Periods as follows (all earned shares will generally vest only after the culmination of Period 3 to further the retention of our NEOs and other key talent):

•	One-third of the PRSUs: September 15, 2020 through January 30, 2021 (“Period #1”)

•	One-third of the PRSUs: September 15, 2020 through January 29, 2022 (“Period #2”)

•	One-third of the PRSUs: September 15, 2020 through January 28, 2023 (“Period #3”)

•	The performance goal for each Performance Period is as follows:

	TSR Performance Percentile		Payout % of Target
Maximum	90	th	200%
Outperformance	80	th	150%
Target	60	th	100%
Underperformance	40	th	50%
Threshold	25	th	25%

Performance and resulting payout between points will be interpolated based on the slope of the curve for that section of the performance and payout line. There will be no payouts for performance below the Threshold (i.e. 25th percentile).

•

Performance will be measured for each of the Performance Periods and will be considered earned based on such performance. However, the Off-cycle PRSUs shall, except as provided below, only be vested and delivered to an NEO if the NEO remains employed by the Company from the grant date through January 28, 2023.

•

Upon the earlier termination of an NEO’s employment due to death or disability, any Off-cycle PRSUs earned with respect to closed performance periods will be vested and delivered to the NEO. In addition, 100% of the Off-cycle PRSUs for any incomplete performance period will be vested and delivered to the NEO at the target level.

•

In the event of a change in control, any Off-cycle PRSUs earned with respect to a closed performance period will be vested and delivered to the NEO. In addition, the Off-cycle PRSUs for any incomplete performance period will be vested and delivered at the greater of: (i) the target level, or (i) at the level that would have been earned had the incomplete performance periods ended on the day preceding the change in control.

Below we provide a general illustration of the mechanics described above:

In March 2020 the compensation committee determined that, for Period #1 of the Off-cycle PRSUs, the Company was in the 79.70th percentile of performance of TSR relative to its peers. This performance results in the Period #1 value of the Off-cycle PRSUs for each NEO being earned at 148.21%, although generally no shares will be delivered to an NEO unless the NEO remains employed by the Company through January 28, 2023.

Structure of Off-cycle RSUs

Subject to the NEO’s continued service, 50% of the Off-cycle RSUs vested on March 1, 2021 and 50% will vest on March 1, 2022. This vesting schedule was adopted by the compensation committee in order to provide a shorter-term retentive benefit from each of the NEOs. To further retention, the Committee extended the vesting for half of the award to 2022. In addition, these Off-cycle RSUs will become fully vested upon a NEO’s termination due to his or her death or disability.

Value of Off-cycle PSRUs and Off-cycle RSUs

The committee determined the overall value of the Off-cycle awards for each of the NEOs based, in part, on the retentive risk posed by the expected loss of value on three years’ worth of outstanding PRSUs (the 2018, 2019 and 2020 annual PRSU awards) for each such NEO as a direct result of the COVID-19 pandemic. The compensation committee also considered how performance was tracking under each of those grants before the onset of the pandemic (at or above target in each case).

The value awarded for each of the Off-cycle RSUs and Off-cycle PRSUs for each NEO is as follows (along with, for reference purposes only, the estimated value of the previously issued PRSUs which were unlikely to be earned and which each NEO voluntarily forfeited in November 2021).

	Off-cycle Awards (1)			Estimated Value of 2018, 2019 and 2020 annual PRSU awards as of the Forfeiture Date (unlikely to be earned and forfeited in November 2021) ($) (2)
NEO	Off-cycle RSU ($)	Off-cycle PRSU ($)	Off-cycle Award (Total) ($)
Joel D. Anderson	$4,036,391	$7,902,686	$11,939,077	$13,073,978
Kenneth R. Bull	$528,464	$1,300,397	$1,828,861	$2,015,691
Michael Romanko	$528,464	$1,539,884	$2,068,348	$2,289,544
Eric M. Specter	$528,464	$1,252,499	$1,780,963	$1,960,895
Judy Werthauser	$0	$1,166,390	$1,166,390	$1,333,965

(1)	The value of the Off-cycle Awards presented above is based on the grant date fair value of the awards on September 15, 2020, the grant date.

(2)

The potential value of previously issued and outstanding PRSUs for each NEO was estimated based on the closing price of our stock on September 15, 2020, the grant date of the Off-cycle Awards ($132.68) and in reference to the performance to date with respect to previously closed fiscal years.

Retirement, Health and Welfare Benefits and Other Perquisites

Our Named Executive Officers are entitled to participate in all of our employee benefit plans, including medical, dental, vision, group life and disability insurance, the Five Below, Inc. Employee Stock Purchase Plan, the Five Below 401(k) Retirement Savings Plan, and our vacation and paid holiday plans. Generally, our Named Executive Officers participate in these plans and programs on the same or similar basis as are generally offered to our other salaried employees. We provide limited perquisites to Named Executive Officers.

Severance Arrangements

The Company maintains the Five Below, Inc. Executive Severance Plan (the “Severance Plan”). Under the Severance Plan, Mr. Romanko, as well as other senior executives of the Company, is eligible to receive 12 months of salary and reimbursements of COBRA expenses upon a termination of employment by the Company without “cause” or a resignation by such executive for “good reason,” as discussed more fully below in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Ms. Werthauser became eligible to receive benefits under the Severance Plan after completing one year of service with the Company on February 25, 2020. Messrs. Anderson and Specter are not eligible to receive benefits under the Severance Plan, but have severance entitlements built into their employment agreements. Mr. Bull has severance entitlements under both his employment agreement and the Severance Plan.

The benefits potentially payable to each executive upon a termination pursuant to the Severance Plan and/or individual employment agreements are more fully described below in the section entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

As a general matter, the compensation committee believes that severance arrangements, when properly tailored, are appropriate and necessary to retain the Named Executive Officers and to recruit other potential executive candidates.

The compensation committee also believes that reasonable severance benefits should generally be:

•	established with reference to an executive’s position and current cash compensation opportunities, not with reference to his or her tenure;

•	conditioned upon execution of a release of claims against the Company and its affiliates; and

•	accompanied by the executive’s commitment not to compete with the Company for a reasonable period following any cessation of his or her employment.

No Named Executive Officer of the Company has a right to receive a tax gross-up related to the impact of the excise tax under Section 280G of the Internal Revenue Code.

Restrictions on Hedging and Pledging

The Company considers it inappropriate for Named Executive Officers, and others employed by or associated with the Company, to engage in certain transactions related to the Company’s securities which could result in their interests no longer being aligned with the same interests and objectives as other shareholders of the Company. Therefore, the Company imposes certain restrictions on these individuals related to the hedging and pledging of Company securities, which are described more fully in the Compensation Risk Analysis section above.

Post-Fiscal 2020 Compensation Decisions

2021 Peer Group

In fiscal 2020, the compensation committee, with the support of Meridian, its independent advisor, conducted a review of our peer group for market compensation analysis to ensure the ongoing appropriateness of peers and determined not to make any changes for the 2021 fiscal year.

Named Executive Officer Base Salaries and Target Bonus Percentages

After the end of fiscal 2020, upon considering our fiscal 2020 performance, the findings from compensation benchmarking conducted for our Named Executive Officers, and the individual performance of each Named Executive Officer, the compensation committee approved the following changes to the targeted annual compensation and target bonus percentages of our Named Executive Officers for fiscal 2021 to ensure ongoing alignment with our compensation philosophy:

•	Mr. Anderson’s salary was unchanged

•	Messrs. Bull’s and Romanko’s salary were each increased by 3% to $643,750 and their target bonus percentage was increased to 85%

•	Mr. Specter’s and Ms. Werthauser’s salary were each increased by 3% to $576,800

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the annual compensation paid to or earned by the Named Executive Officers for fiscal years 2020, 2019 and 2018:

Name & Principal Position	Year	Salary ($)		Bonus ($) (1)	Non-Equity Incentive Plans Compensation ($)	Stock Awards ($) (2)	Option Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Joel D. Anderson	2020	901,923	(4)	937,500	—	14,939,068	—	8,077	16,786,568
President and Chief Executive Officer	2019	925,961		—	522,500	4,500,000	—	21,115	5,969,576
	2018	815,385		—	1,161,600	3,500,000	—	15,169	5,492,154
Kenneth R. Bull	2020	572,332	(4)	351,563	—	2,578,836	—	16,691	3,519,422
Chief Financial Officer and Treasurer	2019	532,308			189,000	500,000	—	21,684	1,242,992
	2018	495,192		—	448,000	500,000	—	13,466	1,456,658
Eric M. Specter	2020	525,759	(4)	315,000	—	2,480,886	—	19,993	3,341,638
Chief Administrative Officer	2019	537,115		—	189,000	500,000	—	24,377	1,250,492
	2018	523,077		—	485,835	500,000	—	14,143	1,523,055
Michael F. Romanko	2020	574,639	(4)	351,563	—	3,068,315	—	—	3,994,517
Chief Merchandising Officer	2019	539,526		—	192,500	500,000	—	—	1,232,026
	2018	481,154		—	448,819	1,000,000	—	—	1,929,973
Judy Werthauser	2020	518,846	(4)	315,000	—	1,866,312	—	—	2,700,158
Chief Experience Officer	2019	480,577		—	178,500	1,500,000	—	—	2,659,077

(1)	The amounts in this column reflect bonus payments as a result of fiscal 2020 performance, as described under “Compensation Discussion and Analysis—Annual Incentive Bonus.”
(2)

The amounts in these columns, computed in accordance with current Financial Accounting Standard Board guidance for accounting for and reporting of stock-based compensation, represent the aggregate grant-date fair value of each time-based restricted stock unit and performance-based restricted stock unit award. Further detail surrounding the awards, the method of valuation and the assumptions made are set forth in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K under “Critical Accounting Policies and Estimates.” Amounts shown with respect to unearned PRSU awards represent the expected value of the award, based on target level of performance. For fiscal 2020, the table above includes the PRSU awards granted to each executive in March 2020, even though each executive voluntarily forfeited such awards in November 2020 (along with all 2018 and 2019 PRSU awards). The maximum value of each of these awards for each executive (at 200% of target) would be: $4,500,003 for Mr. Anderson, $1,124,962 for Mr. Bull, $1,499,950 for Mr. Romanko, and $1,049,928 for each of Mr. Specter and Ms. Werthauser. The table also includes the value of off-cycle awards made in September 2020 to the NEOs in light of the committee’s determination that all outstanding PRSU awards issued prior to that time (issued in 2018, 2019 and March 2020) were unlikely to achieve any payout as a direct result of the COVID-19 crisis. The maximum value of each of these awards for each executive (at 200% of target) would be: $15,805,372 for Mr. Anderson, $2,600,794 for Mr. Bull, $2,504,998 for Mr. Specter, $3,079,768 for Mr. Romanko and $2,332,780 for Ms. Werthauser. If the March 2020 PRSU award were excluded, the value in the “Stock Awards” column for each executive would be: $12,689,052 for Mr. Anderson, $2,016,355 for Mr. Bull, $1,955,921 for Mr. Specter, $2,318,340 for Mr. Romanko and $1,341,348 for Ms. Werthauser.

A chart summarizing the grant date fair value of the original 2020 RSUs, the original 2020 PRSUs forfeited in November 2020, the 2020 Off-cycle awards, and what the total value in the 2020 “Stock Awards” column would have been had the forfeited 2020 PRSUs been excluded, is presented below.

Named Executive Officer	Original 2020 RSUs (a) ($)	Original 2020 PRSUs (Voluntarily Forfeited in November 2020) (a) ($)	2020 Off-cycle Awards (a) ($)	2020 Awards Outstanding at FYE (a)(b) ($)
Joel D. Anderson	749,975	2,250,016	11,939,077	12,689,052
Kenneth R. Bull	187,494	562,481	1,828,861	2,016,355
Eric M. Specter	174,958	524,964	1,780,964	1,955,921
Michael F. Romanko	249,992	749,975	2,068,348	2,318,340
Judy Werthauser	174,958	524,964	1,166,390	1,314,348

(a)	Grant date fair value.
(b)	Excludes Original 2020 PRSUs

(3)

The amounts in the “All Other Compensation” column for fiscal 2020 for each of Messrs. Anderson, Bull and Specter relate solely to Company matching contributions under the Five Below 401(k) Retirement Savings Plan.

(4)

The amounts shown here show actual base salary payable to each NEO. As noted above, due to COVID-19, we implemented a voluntary temporary base salary reduction of 50% for Mr. Anderson, and a 25% base salary reduction for the remainder of the NEOs during the first quarter of 2020. This compensation was reinstated in the second quarter of 2020 after substantially all of our stores were reopened.

Grants of Plan-Based Awards

The following table shows all grants of awards in fiscal 2020 to each of the executive officers named in the Summary Compensation Table:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Joel D. Anderson	3/9/2020	625,000	1,250,000	2,500,000
	3/9/2020							8,256	750,000
	3/9/2020				12,384	24,769	49,538		2,250,000
	9/15/2020							30,422	4,036,391
	9/15/2020				14,890	59,562	119,124		7,902,686
Kenneth R. Bull	3/9/2020	234,375	468,750	937,500
	3/9/2020							2,064	187,500
	3/9/2020				3,096	6,192	12,384		562,500
	9/15/2020							3,983	528,464
	9/15/2020				2450	9,801	19,602		1,300,397
Eric M. Specter	3/9/2020	210,000	420,000	840,000
	3/9/2020							1,926	175,000
	3/9/2020				2,889	5,779	11,558		525,000
	9/15/2020							3,983	528,464
	9/15/2020				2,360	9,440	18,880		1,252,499
Michael F. Romanko	3/9/2020	234,375	468,750	937,500
	3/9/2020							2,752	250,000
	3/9/2020				4,128	8,256	16,512		750,000
	9/15/2020							3,983	528,464
	9/15/2020				2,901	11,606	23,212		1,529,884
Judy Werthauser	3/9/2020	210,000	420,000	840,000
	3/9/2020							1,926	175,000
	3/9/2020				2,889	5,779	11,558		525,000
	9/15/2020				2,197	8,791	17,582		1,166,390

(1)

Amounts represent cash bonus opportunities provided to Named Executive Officers under the Incentive Bonus Plan in fiscal 2020. The criteria used to determine the amount of the annual bonus payable to each executive is described above under “Compensation Discussion and Analysis—Annual Incentive Bonus.” No bonus was earned under the Incentive Bonus Plan in fiscal 2020.

(2)

Amounts represent grants of PRSUs under the Equity Incentive Plan, which generally vest based upon the Company’s performance over a three year period. The term “Threshold” means the lowest non-zero amount that could be delivered as PRSUs based on the Company’s performance over the applicable performance period. The threshold is not a minimum amount payable or deliverable. If specified performance objectives are not met for the applicable performance period, no PRSUs would be payable or deliverable for that performance period. For more details, see “Compensation Discussion and Analysis—Long-term Equity Incentive Compensation” above. As discussed above, although the March 9, 2020 PRSU awards are presented above, in November 2020 each of the executives voluntarily forfeited such awards.

(3)

Amounts with respect to stock awards represent the fair value of the awards on the date of grant, as computed in accordance with applicable accounting standards and the assumptions contained in Note 1 and Note 8 to the consolidated financial statements included as a part of the 2020 Form 10-K, filed with the SEC on March 18, 2021. Amounts with respect to PRSU awards represent the expected value of the award, based on the target level of performance and the fair market value of our stock on the date of grant.

Outstanding Equity Awards at Year End Fiscal 2020

The following table details information concerning unexercised stock options, stock awards that have not vested, and stock awards that have not been earned for each of the executive officers named in the Summary Compensation Table as of January 30, 2021:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Number of Securities Underlying Unexercised Options (#) (Unexercisable)	Option Grant Date	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Award Grant Date	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Joel D. Anderson	—	—	—	—	—	3,281	(3)	3/7/2017	576,570	—	—
	—	—	—	—	—	3,622	(3)	3/26/2018	636,494	—	—
	—	—	—	—	—	9,620	(3)	3/16/2019	1,690,523	—	—
	—	—	—	—	—	8,256	(3)	3/9/2020	1,450,827	—	—
	—	—	—	—	—	30,422	(4)	9/15/2020	5,346,058	—	—
	—	—	—	—	—	29,426	(5)	9/15/2020	5,170,963	59,562	10,466,830
Kenneth R. Bull	—	—	—	—	—	697	(3)	3/7/2017	122,484	—	—
	—	—	—	—	—	905	(3)	3/26/2018	159,036	—	—
	—	—	—	—	—	1,068	(3)	3/16/2019	187,680	—	—
	—	—	—	—	—	2,064	(3)	3/9/2020	362,707	—	—
	—	—	—	—	—	3,983	(4)	9/15/2020	699,933	—	—
	—	—	—	—	—	4,842	(5)	9/15/2020	850,888	9,801	1,722,330
Eric M. Specter	17,700	—	7/28/2014	35.27	7/28/2024	—		—	—	—	—
	7,194	—	3/10/2015	28.58	3/10/2025	—		—	—	—	—
	4,632	—	3/11/2016	39.30	3/11/2026	—		—	—	—	—
	—	—	—	—	—	697	(3)	3/7/2017	122,484	—	—
	—	—	—	—	—	905	(3)	3/26/2018	159,036	—	—
	—	—	—	—	—	1,068	(3)	3/16/2019	187,680	—	—
	—	—	—	—	—	1,926	(3)	3/9/2020	338,456	—	—
	—	—	—	—	—	3,983	(4)	9/15/2020	699,933	—	—
	—	—	—	—	—	4,664	(5)	9/15/2020	819,548	9,440	1,658,891
Michael F. Romanko	—	—	—	—	—	697	(3)	3/7/2017	122,484	—	—
	—	—	—	—	—	905	(3)	3/26/2018	159,036	—	—
	—	—	—	—	—	3,622	(3)	3/26/2018	636,494	—	—
	—	—	—	—	—	1,068	(3)	3/16/2019	187,680	—	—
	—	—	—	—	—	2,752	(3)	3/9/2020	483,609	—	—
	—	—	—	—	—	3,983	(4)	9/15/2020	699,933	—	—
	—	—	—	—	—	5,734	(5)	9/15/2020	1,007,592	11,606	2,039,522
Judy Werthauser	—	—	—	—	—	5,701	(6)	3/16/2019	1,001,837	—	—
	—	—	—	—	—	1,926	(3)	3/9/2020	338,456	—	—
	—	—	—	—	—	4,343	(5)	9/15/2020	763,204	8,791	1,544,842

(1)	This value was calculated using the closing price of our stock on January 29, 2021, the last trading date before the end of fiscal 2020 ($175.73).
(2)

These units represent the PRSUs granted in September 2020 that remain subject to open performance periods (i.e. Period #2 and Period #3). They are shown here at 150% of target in accordance with SEC rules. If and to the extent any of these PRSUs are earned, these units will remain subject to time-based vesting based on continued service through January 28, 2023 (for more information see the description of the Company’s PRSUs above in “Compensation Discussion and Analysis”).

(3)

These restricted stock units vest upon the following time-based schedule: 50% of the restricted stock units vest on the second anniversary of the grant date and 25% of the restricted stock units vest on each of the third and fourth anniversary dates, subject generally to the continued employment of the grantee on each such date.

(4)	The September 15, 2020 restricted stock unit awards vest 50% on March 1, 2021 and 50% on March 1, 2022, subject generally to the continued employment of the grantee on each such date.
(5)

These units represent the portion of PRSUs granted on September 15, 2020 that were earned based on performance through the end of fiscal 2020 at 148.21% (i.e. the Period #1 units). These shares remain subject to time-based vesting generally based on continued service though January 28, 2023.

(6)	The March 16, 2019 restricted stock unit award to Ms. Werthauser vests ratably on the first three anniversaries of the grant date, subject generally to her continued employment on each such date.

Option Exercises and Stock Vested

The following table details stock option exercises and restricted stock units vesting during fiscal 2020 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)
Joel D. Anderson	51,930	3,952,241	65,957	6,316,961
Kenneth R. Bull	1,158	42,151	14,151	1,352,902
Eric M. Specter	23,300	48,475	14,151	1,352,902
Michael F. Romanko	1,655	1,570,815	17,772	1,635,739
Judy Werthauser	—	—	2,850	162,935

(1)

The value realized is the difference between the fair market value of a share of our common stock at the time of exercise and the exercise price of the applicable option so exercised, multiplied by the number of shares acquired on exercise.

(2)	The value realized on vesting is determined by multiplying the number of vested shares by the closing price of the Company’s common stock on the vesting date.

Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with our Named Executive Officers which generally set forth their entitlements to salary, annual bonus opportunities, eligibility for health and welfare benefits, and severance entitlements, as applicable. The Named Executive Officers are generally subject to standard restrictive covenants under the terms of their employment agreements and/or non-disclosure agreements, including non-competition, non-solicitation and non-disclosure of confidential information.

Messrs. Anderson, Bull and Specter have contractual severance entitlements pursuant to their applicable employment agreements (as narratively described below). In addition, Messrs. Bull and Romanko and Ms. Werthauser have entitlements to severance under the Severance Plan. Ms. Werthauser first became eligible for these benefits on February 25, 2020, after completing one year of service with the Company. Any severance benefits payable to a Named Executive Officer, whether under an employment agreement or the Severance Plan, are subject to execution of a release.

Our Named Executive Officers are also entitled to accelerated vesting of certain equity grants upon the occurrence of a change in control (as defined in our Equity Incentive Plan) and upon certain termination events, as indicated in the table entitled “Potential Payments” below. Under the Equity Incentive Plan, a “Change of Control” is generally deemed to have occurred if:

•	any person or group acquires (in one or more transactions) beneficial ownership of our stock possessing 50% or more of the total power to vote for the election of our board of directors;

•

a majority of the members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of our board of directors prior to the date of the appointment or election;

•

a merger or consolidation with another corporation where our shareholders immediately prior to such transaction will not beneficially own stock possessing 50% or more of the total power to vote for the election of the surviving corporation’s board of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote) immediately after such transaction;

•	any person or group acquires all or substantially all of our assets;

•	we complete a liquidation or dissolution; or

•

our shareholders accept a share exchange, whereby shareholders immediately before such exchange do not (or will not) directly or indirectly own more than 50% of the combined voting power of the surviving entity immediately following such exchange in substantially the same proportion as their ownership immediately before such exchange.

Termination Without Cause; Resignation for Good Reason—Mr. Anderson

Under Mr. Anderson’s employment agreement, if we terminate Mr. Anderson’s employment without “cause” or if Mr. Anderson resigns for “good reason,” Mr. Anderson will be entitled to receive:

•	base salary continuation for 12 months based on his base salary in effect on the date of termination; and

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

Pursuant to Mr. Anderson’s employment agreement, “cause” is defined as:

•	the executive’s alcohol abuse or use of controlled drugs (other than in accordance with a physician’s prescription);

•

the executive’s refusal, failure or inability to perform any material obligation or fulfill any duty (other than a duty or obligation relating to confidentiality, noncompetition, nonsolicitation or proprietary rights) to us (other than due to a “disability” as defined in our Equity Incentive Plan), which failure, refusal or inability is not cured by the executive within 10 days after receipt of notice;

•	the executive’s gross negligence or willful misconduct in the course of employment;

•

any material breach by the executive of any obligation or duty to us or any of our affiliates (whether arising by statute, common law, contract or otherwise) relating to confidentiality, noncompetition, nonsolicitation or proprietary rights;

•	other material conduct of the executive involving any type of disloyalty to us or any of our affiliates, including, without limitation, fraud, embezzlement, theft or proven dishonesty; or

•	the executive’s conviction of (or the entry of a plea of guilty or nolo contendere to) a felony or a misdemeanor involving moral turpitude.

“Good reason” is defined in Mr. Anderson’s employment agreement as:

•	a material diminution in the executive’s base salary or performance bonus target;

•	a material adverse change in the executive’s title, authority, responsibilities or duties;

•	a requirement that the executive report to anyone other than the board;

•	any other willful action or inaction by us that constitutes a material breach of the employment agreement; or

•	a relocation of the executive’s principal offices by more than 50 miles.

However, no event described above will constitute “good reason” unless (i) the executive provides written notice of the event within the 60-day period following its occurrence, (ii) we fail to cure such event within 30 days after receipt of his notice and (iii) the executive resigns within 15 days of the expiration of the cure period.

Termination Without Cause; Resignation for Good Reason—Mr. Romanko and Ms. Werthauser

Under the Severance Plan, if we terminate the employment of Mr. Romanko or Ms. Werthauser without “cause,” or if he or she resigns for “good reason,” he or she will be entitled to receive:

•	base salary for 12 months based on the executive’s base salary in effect on the date of termination, payable in a lump sum; and

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

“Cause” is defined under the Severance Plan as:

•	the executive’s refusal or repeated failure to perform the duties assigned;

•	willful or intentional act of the executive that materially injures our reputation or business;

•	felony conviction of executive;

•	misdemeanor conviction relating to or adversely affecting executive’s ability to perform duties and responsibilities;

•	executive’s act of gross misconduct, fraud, embezzlement or theft against the Company;

•	executive’s inability to meet reasonable expectations of executive’s position based on the evaluations of executive’s managers;

•	violation of Company policy applicable to executive; or

•	any action of such extreme nature that the Company determines to be grounds for immediate dismissal of executive.

“Good Reason” is defined under the Severance Plan as:

•	a material and adverse diminution in executive’s base salary;

•	a material, adverse change in executive’s duties or responsibilities;

•	any willful, material breach by the Company of any covenants or obligations under an applicable employment agreement; or

•	a relocation of the executive’s principal office by more than 50 miles.

However, no event described above will constitute “good reason” unless (i) the executive provides written notice of the event within the 30-day period following its occurrence, (ii) we fail to cure such event within 30 days after receipt of the executive’s notice and (iii) the executive resigns within 10 days of the expiration of the cure period.

Termination Without Cause—Mr. Bull

Pursuant to the terms of the Severance Plan and Mr. Bull’s employment agreement, if we terminate the employment of Mr. Bull without “cause” (as “cause” is defined in his employment agreement), he will be entitled to receive:

•

base salary equal to 12 months based on his base salary in effect on the date of termination—half paid in lump sum upon such termination under the Severance Plan and the remaining half paid as salary continuation for six months after such termination under the terms of his employment agreement;

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

The definition of “cause” in Mr. Bull’s employment agreement is substantially the same as described above with respect to Mr. Anderson’s employment agreement.

Resignation for Good Reason—Mr. Bull

Under the Severance Plan, if Mr. Bull resigns for “good reason,” he will be entitled to receive:

•	base salary for 12 months based on his base salary in effect on the date of termination, payable in a lump sum; and

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

The definition of “good reason” under the Severance Plan is described above with respect to the severance benefits of Mr. Romanko.

Termination Without Cause; Resignation for Good Reason—Mr. Specter

If we terminate Mr. Specter’s employment without “cause” (as such term is defined below) or if Mr. Specter resigns for “good reason” (as such term is defined below), Mr. Specter will be entitled to receive:

•	base salary continuation for 12 months based on his base salary in effect on the date of termination; and

•	monthly payments equal to continued COBRA benefits for a period of up to 12 months.

The definition of “cause” in Mr. Specter’s employment agreement is substantially the same as described above with respect to Mr. Anderson’s employment agreement.

“Good reason” is defined in Mr. Specter’s employment agreement as:

•	a material diminution in the executive’s base salary or performance bonus target;

•	a material adverse change in the executive’s title, authority, responsibilities or duties;

•	any other willful action or inaction by us that constitutes a material breach of the applicable employment agreement; or

•	a relocation of the executive’s principal offices by more than 50 miles.

Potential Payments

The table below summarizes the payments and benefits that each of Messrs. Anderson, Bull, Specter and Romanko and Ms. Werthauser would have been entitled to receive if the executive’s last day of employment with us had been January 30, 2021. For the purpose of calculating amounts in this table, we used a stock price of $175.73, which was the closing price of our stock on January 29, 2021, the last trading date before the end of fiscal 2020.

Name	Cash Severance Payment ($)		Accelerated Restricted Stock Unit Vesting ($)		Health Insurance Coverage ($)		Paid Life Insurance Benefit ($)		Total ($)
Joel D. Anderson
Voluntary termination for good reason or involuntary termination without cause	1,000,000	(1)	—		17,948	(2)	—		1,017,948
No termination following a change in control	—		12,148,850	(3)	—		—		12,148,850
Voluntary termination for good reason or involuntary termination without cause following a change in control	1,000,000	(1)	12,148,850	(3)	17,948	(2)	—		12,166,798
Death	—		20,636,257	(4)	—		500,000	(5)	21,136,257
Disability	—		20,636,257	(4)	—		—		20,636,257

Kenneth R. Bull
Voluntary termination for good reason or involuntary termination without cause	625,000	(6)	—		18,052	(2)	—		643,052
No termination following a change in control	—		1,999,108	(3)	—		—		1,999,108
Voluntary termination for good reason or involuntary termination without cause following a change in control	625,000	(6)	1,999,108	(3)	18,052	(2)	—		2,642,160
Death	—		3,249,427	(4)	—		500,000	(5)	3,749,427
Disability	—		3,249,427	(4)	—		—		3,249,427

Eric M. Specter
Voluntary termination for good reason or involuntary termination without cause	560,000	(1)	—		18,002	(2)	—		578,002
No termination following a change in control	—		1,925,475	(3)	—		—		1,925,475
Voluntary termination for good reason or involuntary termination without cause following a change in control	560,000	(1)	1,925,475	(3)	18,002	(2)	—		2,503,477
Death	—		3,153,543	(4)	—		500,000	(5)	3,651,543
Disability	—		3,153,543	(4)	—		—		3,151,543

Michael F. Romanko
Voluntary termination for good reason or involuntary termination without cause	625,000	(7)	—		14,040	(2)	—		639,040
No termination following a change in control	—		2,367,274	(3)	—		—		2,367,274
Voluntary termination for good reason or involuntary termination without cause following a change in control	625,000	(7)	2,367,274	(3)	14,040	(2)	—		3,006,314
Death	—		3,738,495	(4)	—		500,000	(5)	4,238,495
Disability	—		3,738,495	(4)	—		—		3,738,495

Judy Werthauser
Voluntary termination for good reason or involuntary termination without cause	560,000	(7)	—		20,571	(2)	—		580,571
No termination following a change in control	—		1,793,099	(3)	—		—		1,793,099
Voluntary termination for good reason or involuntary termination without cause following a change in control	560,000	(7)	1,793,099	(3)	20,571	(2)	—		2,373,670
Death	—		3,133,391	(4)	—		500,000	(5)	3,633,391
Disability	—		3,133,391	(4)	—		—		3,133,391

(1)	Cash severance payments are made over 12 months.
(2)	Each executive is entitled to a continuation of their health and dental benefits for up to 12 months.
(3)

These amounts reflect unvested Off-cycle PRSUs (granted in September 2020) that will become vested upon a change in control. The PRSUs attributable to the first of the three performance periods were earned at 148.21% of target (based on the TSR performance of the Company in that performance period) and would vest upon a change in control. The PRSUs attributable to the remaining two incomplete performance periods are assumed to vest at the target level of performance (although the actual amount may be higher if the TSR performance in the incomplete periods was actually higher than the target level).

(4)

These amounts reflect RSUs and PRSUs with accelerated vesting in the event of death or disability. RSUs granted in fiscal 2019 and thereafter will become fully vested upon the executive’s death or disability. For PRSUs, these amounts reflect (1) the Off-cycle PRSUs attributable to the first of the three performance periods, which were earned at 148.21% of target (based on the TSR performance of the Company in that performance period), plus (2) the PRSUs attributable to the remaining two incomplete performance periods at the target level of performance.

(5)	This represents a lump sum death benefit under our life insurance program.
(6)

Upon a resignation for good reason, Mr. Bull receives all of the cash severance payments in a lump sum. Upon a termination without cause, Mr. Bull receives half of the cash severance payments over a 6-month period and the remainder in a lump sum.

(7)	Cash severance payments are made to Mr. Romanko and Ms. Werthauser in a lump sum.

CEO Pay Ratio

As allowed under SEC rules, we are allowed to use the same median employee for up to three years assuming employee population or pay dynamics do not change dramatically. We are not using the same median employee that we used last year because we deemed our employee population has changed to a point that our ratio would be affected.

We began by determining that we had 18,427 employees as of a determination date (November 1, 2020) which is three months prior to the end of fiscal 2020. For this year’s measurement, as allowed under SEC rules, we decided to adjust our determination date to earlier in the fiscal year because we believe that measuring the ratio prior to the holiday season provides better year to year comparable information on our workforce and is more in line with several of our comparable peers.

To determine our median employee, we used the consistently applied compensation measure of “gross pay.” We annualized pay for full-time regular employees commencing work in Fiscal Year 2020 and used a valid statistical sampling methodology to provide a reasonable estimate of the median gross pay for the employee population considered. Then we identified employees who we expected were paid within a +/- 5% range of that value, based on our assumptions that the median employee was likely to be within that group and that those within that group had substantially similar probabilities of being the median employee. Next, we determined that our median employee was a part-time sales associate from within that group. Finally, we determined that median employee’s total compensation, using the same methodology used for our Named Executive Officers in the Summary Compensation Table, to be $7,426, as compared to our CEO’s total compensation of $16,786,577. This amount includes the one-time Off-cycle equity awards (fair value of $11,939,077) issued to our CEO in September 2020 as discussed in “Compensation Discussion and Analysis” above.

Based upon this methodology, we estimate that the ratio of CEO pay to median employee pay for fiscal 2020 is 2,260:1.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Policies Regarding Related Party Transactions

Our board of directors adopted a related party transactions policy for us. Pursuant to the related party transactions policy, we review all transactions with a dollar value in excess of $120,000 involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members will be participants to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers will be required to promptly notify our Executive Chairman of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction will then be reviewed by the audit committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the audit committee will determine whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

•	the materiality and character of the related person’s interest in the transaction;

•	the commercial reasonableness of the terms of the transaction;

•	the benefit and perceived benefit, or lack thereof, to us;

•	the opportunity costs of alternate transactions; and

•	the actual or apparent conflict of interest of the related person.

In the event that any member of the audit committee is not a disinterested member with respect to the related party transaction under review, that member will be excluded from the review and approval or rejection of such related party transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related party transaction. After any such review, the audit committee will approve or ratify the transaction based on a standard of whether the transaction is (a) in, or not inconsistent with, the best interests of us and our shareholders and (b) not in violation of our other policies or procedures. Our related party transaction policy is available on our website at http://investor.fivebelow.com, under the “Governance” section.

No related party transactions were identified during or subsequent to fiscal 2020 requiring review or approval under our related party transactions policy, and there are no related party transactions that are required to be reported in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of April 20, 2021 by:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each executive officer named in the summary compensation table;

•	each of our directors; and

•	all directors and executive officers as a group.

For further information regarding material transactions between us and certain of our shareholders, see “Certain Relationships and Related Party Transactions.”

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of April 20, 2021 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. Our calculation of the percentage of beneficial ownership is based on 55,992,439shares of common stock outstanding on of April 20, 2021.

Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Five Below, Inc., 701 Market Street, Suite 300, Philadelphia, Pennsylvania 19106.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Shareholders Not Listed Below:
The Vanguard Group, Inc.(1)	4,999,412	8.9%
BlackRock, Inc.(2)	4,845,332	8.7%
FMR LLC(3)	4,140,687	7.4%
Capital World Investors(4)	3,551,956	6.3%

Named Executive Officers & Directors:
Joel D. Anderson(5)	220,433	*
Kenneth R. Bull	72,349	*
Kathleen S. Barclay(6)	9,333	*
Catherine E. Buggeln(6)	7,278	*
Michael F. Devine, III(6)	14,531	*
Dinesh S. Lathi(6)	3,417	*
Richard L. Markee(6)	7,450	*
Michael F. Romanko	4,987	*
Thomas M. Ryan(6)	109,974	*
Ronald L. Sargent(7)	114,943	*
Eric M. Specter(8)	56,187	*
Thomas G. Vellios(9)	406,753	*
Zuhairah S. Washington(10)	774	*
Judy Werthauser	4,239	*
All executive officers and directors as a group (14 persons)(5)(6)(7)(8)(9)(10)	1,032,648	1.8%

* Less than 1%

(1)

The Vanguard Group, Inc. is deemed to be the beneficial owner of 4,999,412 shares of our common stock, which includes shares that are held or may be beneficially owned by Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. The Vanguard Group has sole voting power over 0 shares, shared voting power over 43,416 shares, sole dispositive power over 4,910,729 shares and shared dispositive power over 88,683 shares. The address of the Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355. This information is as disclosed in Amendment No. 6 to its Schedule 13G filed with the SEC on February 10, 2021.

(2)

BlackRock, Inc. is deemed to be the beneficial owner of 4,845,332 shares of our common stock, which includes shares that are held or may be deemed to be beneficially owned by the following entities: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors or BlackRock Fund Managers Ltd. BlackRock, Inc. has sole voting power over 4,655,787 shares and sole dispositive power over 4,845,332 shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055. This information is as disclosed in Amendment No. 7 to its Schedule 13G filed with the SEC on January 29, 2021.

(3)

FMR LLC is deemed to be the beneficial owner of 4,140,687 shares of our common stock, which includes shares that are held or may be deemed to be beneficially owned by FIAM LLC, Fidelity Institutional Asset Management Trust Company, Fidelity Management & Research Company LLC and Strategic Advisers LLC. FMR LLC has sole voting power over 524,138 shares, shared voting power over 0 shares, sole dispositive power over 4,140,687 shares and shared dispositive power over 0 shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210 . Abigail P. Johnson is a Director, the Chairman and the Chief Executive Officer of FMR LLC, and has dispositive power over the shares. This information is as disclosed in a Schedule 13G filed with the SEC on February 8, 2021 by FMR LLC and Abigail P. Johnson.

(4)

Capital World Investors (“CWI”) is deemed to be the beneficial owner of 3,551,956 shares of our common stock. CWI is a division of Capital Research and Management Company (“CRMC”), as well as its investment management subsidiaries and affiliates Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl and Capital International K.K. (together with CRMC, the “investment management entities”). CWI’s divisions of each of the investment management entities collectively provide investment management services under the name “Capital World Investors.” CWI has sole voting power over 3,551,956 shares, shared voting power over 0 shares, sole dispositive power over 3,551,956 shares and shared dispositive power over 0 shares. The address of the CWI is 333 South Hope Street, 55th Fl, Los Angeles, CA 90071. This information is as disclosed in a Schedule 13G filed with the SEC on February 16, 2021 by CWI.

(5)

Includes 73,782 shares of our common stock owned by the Joel D. Anderson 2020 Revocable Trust, and 76,710 shares of our common stock owned by his spouse, Amy Anderson. Mr. Anderson and his wife, Amy, exercise voting and investment power over the shares beneficially owned by the Joel D. Anderson 2020 Revocable Trust.

(6)	Includes 1,239 restricted stock units that will vest within 60 days of April 21, 2020.
(7)

Includes 1,239 restricted stock units that will vest within 60 days of April 21, 2020. Includes 93,674 shares of our common stock owned by Sargent Family Investment, LLC. Mr. Sargent, a member and the sole manager of Sargent Family Investment, LLC, exercises voting and investment power over the shares beneficially owned by Sargent Family Investment, LLC. Includes 8,697 shares of our common stock owned by Sargent Family Foundation, a charitable foundation. Mr. Sargent, as a trustee, has investment and voting power over the shares held by Sargent Family Foundation.

(8)	Includes 29,526 shares subject to options that are exercisable within 60 days of April 20, 2021.
(9)	Includes 2,567 restricted stock units that will vest within 60 days of April 20, 2021.
(10)	Includes 774 restricted stock units that will vest within 60 days of April 20, 2021.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information Table (as of January 30, 2021)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted average exercise price of outstanding options, warrants and rights (b)(2) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by securityholders (4)	617,203	33.22	3,304,105
Equity compensation plans not approved by securityholders	—	—	—
Total	617,203	33.22	3,304,105

(1)	The amount in this column excludes purchase rights under the 2012 Employee Stock Purchase Plan (the “ESPP”).
(2)	Represents the weighted-average exercise price of outstanding stock options and does not include restricted stock units and PRSUs.
(3)

Includes 2,837,015 shares that were available for future issuance under the Equity Incentive Plan and 467,090 shares that were available for issuance under the ESPP. An aggregate of 3,561 shares of common stock were purchased under the ESPP in fiscal 2020.

(4)	Consists of the Company’s Equity Incentive Plan and the ESPP.

PROPOSAL 1

ELECTION OF DIRECTORS

At our Annual Meeting, shareholders will elect four Class III directors to hold office until our 2024 annual meeting of shareholders. Nominees were recommended and approved for nomination by our nominating and corporate governance committee. The directors shall serve until their successors have been duly elected and qualified or until any such director’s earlier resignation or removal. Proxies cannot be voted for a greater number of persons than the number of nominees named. If you sign and return the accompanying proxy, your shares will be voted FOR the election of the four nominees recommended by our board of directors, unless you mark the proxy in such a manner as to vote AGAINST or ABSTAIN with respect to one or more nominees. If any nominee for any reason is unable to serve or will not serve, the proxies may be voted for such substitute nominee as the proxy holder may determine. We are not aware of any nominee who will be unable to or will not serve as a director.

The following directors are being nominated for election to our board of directors: Dinesh S. Lathi, Richard L. Markee, Thomas G. Vellios, and Zuhairah S. Washington. Please see the discussion under “Board of Directors” in this Proxy Statement for information concerning each of our nominees for director.

Required Vote

Our bylaws provide for a majority voting standard for the uncontested election of directors. Under this voting standard, once a quorum has been established, any of the four nominees receiving more FOR votes than AGAINST votes will be elected as a director to serve until the annual meeting of shareholders at which the term of office of the class to which such director was elected expires and until their successors are duly elected and qualified. ABSTAIN votes shall have no legal effect. In the event a director does not receive the required vote for election to the board of directors, such director is required to tender his or her resignation to the nominating and corporate governance committee. The nominating and corporate governance committee shall consider such resignation in accordance with its charter and make a recommendation to the board of directors as to whether or not to accept such resignation. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the four nominees named in this Proxy Statement.

The board of directors recommends a vote FOR the election of each of the nominated directors.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending January 29, 2022. The Company is not required by its bylaws or applicable law to submit the appointment of KPMG LLP for shareholder approval. However, as a matter of good corporate governance, the board of directors has determined to submit the audit committee’s appointment of KPMG LLP as our independent registered public accounting firm to shareholders for ratification. If shareholders do not ratify the appointment of KPMG LLP, the audit committee may consider the appointment of another independent registered public accounting firm. In addition, even if shareholders ratify the audit committee’s selection, the audit committee, in its discretion, may appoint a different independent registered public accounting firm if it believes that such a change would be in the best interests of the Company and our shareholders.

Required Vote

The affirmative vote of a majority of votes cast is required to approve the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 29, 2022.

The board of directors recommends that you vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 29, 2022.

A representative of KPMG LLP is expected to attend the Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to answer appropriate questions.

Fee Information

The following table sets forth fees in connection with services rendered by KPMG LLP, the Company’s independent registered public accounting firm, for fiscal 2020 and fiscal 2019.

	Fiscal Year 2020	Fiscal Year 2019
Audit Fees	$1,105,000	$1,125,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,105,000	$1,125,000

Audit Fees

Audit fees include fees for professional services rendered in connection with the annual audit of the Company’s financial statements, the audit of the Company’s internal control over financial reporting for fiscal 2020, and the review of the Company’s interim financial statements included in quarterly reports, as well as fees for services that generally only the independent registered public accounting firm can be reasonably expected to provide, including comfort letters, consents, and review of registration statements filed with the SEC.

Audit-Related Fees

There were no amounts billed for audit-related fees during fiscal 2020 or fiscal 2019.

Tax Fees

There were no amounts billed for tax fees during fiscal 2020 or fiscal 2019.

All Other Fees

There were no amounts billed for other fees during fiscal 2020 or fiscal 2019.

Audit Committee Pre-Approval Policies and Procedures

Under our audit committee’s charter, the audit committee must pre-approve all audit and other permissible non-audit services proposed to be performed by the Company’s independent registered public accounting firm. The audit committee is not authorized to delegate the pre-approval of permitted non-audit services to management. The audit committee approved a pre-approval policy for services provided by the independent registered public accounting firm. Under the policy, our audit committee has pre-approved the provision by the independent registered public accounting firm of certain services that fall within specified categories. Any services exceeding pre-approved cost levels or budgeted amounts, or any services that fall outside of the general pre-approved categories, require specific pre-approval by the audit committee. If the audit committee delegates pre-approval authority to one or more of its members, the member would be required to report any pre-approval decisions to the audit committee at its next scheduled meeting.

There were no non-audit services provided by our independent registered public accounting firm during fiscal 2020 or fiscal 2019.

PROPOSAL 3

ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, develop, motivate, and retain our Named Executive Officers, who are critical to our success. Under these programs, our Named Executive Officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased shareholder value. Please read the “Compensation Discussion and Analysis” for additional details about our executive compensation programs, including information about the fiscal 2020 compensation of our Named Executive Officers.

We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a “Say-on-Pay” proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.

In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Act) and the related rules of the SEC, our board of directors will request your advisory vote on the following resolution at the Annual Meeting:

RESOLVED, that the compensation paid to the Named Executive Officers, as disclosed in this Proxy Statement pursuant to the SEC’s executive compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables), is hereby approved.

The Say-on-Pay vote is advisory, and therefore not binding on the Company, the compensation committee or our board of directors. Our board of directors and our compensation committee value the opinions of our shareholders and to the extent there is any significant vote against the Named Executive Officer compensation as disclosed in this Proxy Statement, we will consider our shareholders’ concerns and the compensation committee will evaluate whether any actions are necessary to address those concerns.

The board of directors unanimously recommends a vote FOR the approval of the compensation of the Named Executive Officers as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, the compensation tables and narrative discussion that accompanies the compensation tables.

OTHER MATTERS

Our board of directors does not presently intend to bring any other business before the meeting, and, so far as is known to our board of directors, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2022 ANNUAL MEETING OF SHAREHOLDERS

Shareholder proposals submitted to us pursuant to Rule 14a-8 promulgated under the Exchange Act for inclusion in our proxy statement and form of proxy for our 2022 annual meeting of shareholders must be received by us no later than January 6, 2022 and must comply with the requirements of the proxy rules promulgated by the SEC.

In accordance with our current bylaws, for a proposal of a shareholder to be raised from the floor and presented at our 2022 annual meeting of shareholders, other than a shareholder proposal intended to be included in our proxy statement and submitted pursuant to Rule 14a-8 promulgated under the Exchange Act, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices, together with all supporting documentation required by our bylaws, (a) not prior to March 17, 2022 nor later than April 16, 2022 or (b) in the event that the 2022 annual meeting of shareholders is held prior to May 16, 2022 or after August 14, 2022, notice by the shareholder must be so received not earlier than the 90th day prior to the annual meeting and not later than the later of the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made. Shareholder proposals should be addressed to our Corporate Secretary, Five Below, Inc., 701 Market Street, Suite 300, Philadelphia, Pennsylvania 19106.

ANNUAL REPORT TO SHAREHOLDERS

Our 2020 Annual Report has been posted, and is available without charge, on our corporate website at http://investor.fivebelow.com in the “Financial Information” section. For shareholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our 2020 Annual Report. For shareholders receiving a printed copy of this Proxy Statement, a copy of our 2020 Annual Report has also been provided to you (including the financial statements and the financial statement schedules but excluding the exhibits thereto). In addition, we will provide, without charge, a copy of our 2020 Annual Report (including the financial statements and the financial statement schedules but excluding the exhibits thereto) to any shareholder of record or beneficial owner of our common stock. Requests can be made by writing to Corporate Secretary, c/o Five Below, Inc., 701 Market Street, Suite 300, Philadelphia, Pennsylvania 19106.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically will receive only one copy of this Proxy Statement and the 2020 Annual Report, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of this Proxy Statement and the 2020 Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary by mail, c/o Five Below, Inc., 701 Market Street, Suite 300, Philadelphia, Pennsylvania 19106 or by phone at (215) 546-7909. If you participate in householding and wish to receive a separate copy of this Proxy Statement and the 2020 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this Proxy Statement or the 2020 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of the Company’s common stock sharing an address.

FIVE BELOW, INC.

701 MARKET STREET

SUITE 300

PHILADELPHIA, PA 19106

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting -

To vote during the virtual Annual Shareholder Meeting, shareholders must register in advance at https://viewproxy.com/fivebelow/2021/ prior to the deadline of 11:59 p.m. Eastern Time on June 10, 2021.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D50105-P49960             KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIVE BELOW, INC.

The Board of Directors recommends you vote FOR the following: 1. Election of Directors

Nominees:	For	Against	Abstain

1a. Dinesh S. Lathi	☐	☐	☐

1b. Richard L. Markee 1c. Thomas G. Vellios 1d. Zuhairah S. Washington	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐

The Board of Directors recommends you vote FOR proposal 2 and 3.						For	Against	Abstain

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the current fiscal year ending January 29, 2022.						☐	☐	☐

3. To approve, by non-binding advisory vote, the Company’s Named Executive Officer compensation.						☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR the election of the nominees listed under proposal 1 above and FOR proposals 2 and 3. If any other matters properly come before the meeting, the persons named in this proxy will vote in their discretion.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D50106-P49960

FIVE BELOW, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

June 15, 2021

The undersigned hereby appoints Kenneth R. Bull and Ronald J. Masciantonio, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Five Below, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held online at 9:00 AM, Eastern Daylight Time on June 15, 2021 and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side